UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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OceanFirst Financial Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OCEANFIRST FINANCIAL CORP.

975 HOOPER AVENUE

TOMS RIVER, NEW JERSEY 08754-2009

(732) 240-4500

March 31, 2015

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of OceanFirst Financial Corp. (the “Company”), the holding company for OceanFirst Bank. The Annual Meeting will be held on Wednesday, May 6, 2015, at 10:00 a.m., Eastern time, at the Crystal Point Yacht Club, 3900 River Road, at the intersection of State Highway 70, Point Pleasant, New Jersey 08742.

The Notice of Annual Meeting and the proxy statement appearing on the following pages describe the formal business to be transacted at the Annual Meeting. The Company’s directors and officers, as well as a representative of KPMG LLP, the Company’s independent registered public accounting firm, will be present at the Annual Meeting to respond to appropriate questions.

It is important that your shares are represented this year whether or not you are personally able to attend the meeting. Your cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business. You may vote your shares by proxy by signing and returning the enclosed proxy card promptly.

On behalf of the Board of Directors and all of the employees of the Company and OceanFirst Bank, we thank you for your continued interest and support.

Sincerely yours,

John R. Garbarino

Chairman

OCEANFIRST FINANCIAL CORP.

975 HOOPER AVENUE

TOMS RIVER, NEW JERSEY 08754-2009

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m. on Wednesday, May 6, 2015.

PLACE	The Crystal Point Yacht Club, 3900 River Road, at the intersection of State Highway 70, Point Pleasant, New Jersey 08742.

ITEMS OF BUSINESS	(1) The election of three directors of the Company;

(2) An advisory vote on executive compensation as disclosed in these materials;

(3) The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015; and

(4) Such other matters as may properly come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Annual Meeting.

RECORD DATE	In order to vote, you must have been a stockholder at the close of business on March 10, 2015.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the enclosed proxy card or voting instruction card. Voting instructions are printed on your proxy card and included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the proxy statement.

Steven J. Tsimbinos
Corporate Secretary

NOTE: Whether or not you plan to attend the Annual Meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

OCEANFIRST FINANCIAL CORP.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

MAY 6, 2015

This proxy statement is being furnished to stockholders of OceanFirst Financial Corp. (the “Company”), the holding company of OceanFirst Bank (the “Bank”), in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders to be held on Wednesday, May 6, 2015, at 10:00 a.m. Eastern time, at the Crystal Point Yacht Club, 3900 River Road, at the intersection of State Highway 70, Point Pleasant, New Jersey 08742 and at any adjournment or postponement of the Annual Meeting. The Annual Report of Stockholders, including the consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 2014, accompanies this proxy statement. This proxy statement is first being mailed to record holders on or about March 31, 2015.

VOTING AND PROXY PROCEDURE

Who Can Vote at the Annual Meeting

You are entitled to vote your shares of the Company’s common stock only if the records of the Company show that you held your shares as of the close of business on March 10, 2015. As of the close of business on that date, a total of 16,901,253 shares of the Company’s common stock were outstanding and entitled to vote. Each share of common stock has one vote. As provided in the Fourth Article of the Company’s Certificate of Incorporation, record holders of common stock who beneficially own in excess of 10% of the outstanding shares of common stock are not entitled to any vote in respect of the shares held in excess of this limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as by persons acting in concert with, such person or entity. The Company’s Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the limit supply information to the Company to enable the Board of Directors to implement and apply the limit.

Attending the Annual Meeting

If you are a beneficial owner of the Company’s common stock held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or other nominee who is the record holder of your shares.

Quorum and Vote Required

The Annual Meeting will be held only if there is a quorum. A majority of the outstanding common shares entitled to vote and represented at the Annual Meeting constitutes a quorum. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not receive voting instructions from the beneficial owner and casts an “uninstructed” vote.

In voting on Proposal 1, the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to a specific nominee. There is no cumulative voting for the election of directors. Directors are elected by a plurality of the votes cast at the Annual Meeting. This means that the nominees receiving the greatest number of votes will be elected. Broker non-votes may not be counted as votes cast in the election of directors. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In voting on Proposal 2, the advisory vote on executive compensation, and Proposal 3, ratification of the appointment of KPMG LLP as the independent registered public accounting firm, you may vote in favor of each of those proposals, against each of those proposals or abstain from voting. To be approved, these matters require the affirmative vote of a majority of the votes cast at the Annual Meeting. Broker non-votes will not be counted as votes cast and will have no effect on the voting, while abstentions will have the same effect as a vote against the proposals.

Voting by Proxy; Revocation of Proxy; Board Recommendations

This proxy statement is being sent to you by the Company’s Board of Directors for the purpose of requesting that you allow your shares of Company common stock to be represented at the Annual Meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the Annual Meeting by properly executed and dated proxies will be voted in accordance with the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends the following votes:

•	“FOR” each of the nominees for director;

•	“FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in these materials; and

•	“FOR” ratification of KPMG LLP as the Company’s independent registered public accounting firm.

If any matters not described in this proxy statement are properly presented at the Annual Meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the Annual Meeting in order to solicit additional proxies. If the Annual Meeting is adjourned or postponed, your Company common stock may be voted by the persons named in the proxy card on the new meeting dates as well, unless you have revoked your proxy. The Company does not know of any other matters to be presented at the Annual Meeting.

You may revoke your proxy at any time before the vote is taken at the Annual Meeting. To revoke your proxy you must either advise the Corporate Secretary of the Company in writing before your common stock has been voted at the Annual Meeting, deliver a later dated and signed proxy card, or attend the Annual Meeting and vote your shares in person. Attendance at the Annual Meeting will not in itself constitute revocation of your proxy.

If your Company common stock is held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee, that accompanies this proxy statement.

Participants in OceanFirst Financial Corp.’s and OceanFirst Bank’s Benefit Plans

Participants in the OceanFirst Bank Employee Stock Ownership Plan or the OceanFirst Bank Matching Contribution Employee Stock Ownership Plan (collectively the “ESOP”), or the OceanFirst Bank Retirement Plan (the “401(k) Plan”), will receive a voting instruction form for each plan that reflects all shares they may vote under the particular plan. Under the terms of the ESOP, the trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of the Company common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of Company common stock held by the ESOP and allocated shares of Company common stock for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant is entitled to direct the trustee how to vote the shares of Company common stock in the plan credited to his or her account. The trustee will vote all shares for which no directions are given or for which timely instructions were not received in the same proportion as shares for which such trustee received timely voting instructions. The deadline for returning voting instructions to each plan’s trustee is May 1, 2015.

IF YOU HAVE ANY QUESTIONS ABOUT VOTING, PLEASE CONTACT THE COMPANY’S PROXY SOLICITOR, GEORGESON INC., BY CALLING TOLL FREE AT (888) 867-6963.

CORPORATE GOVERNANCE

General

The Company periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency, and maintains full compliance with the laws, rules and regulations that govern the Company’s operations. As part of this periodic corporate governance review, the Board of Directors reviews and adopts best corporate governance policies and practices for the Company.

Corporate Governance Policies and Procedures

The Company has adopted a Corporate Governance Policy to govern certain activities, including:

(1)	the duties and responsibilities of the Board of Directors and each director;

(2)	the composition and operation of the Board of Directors;

(3)	the establishment and operation of Board committees;

(4)	convening executive sessions of independent directors;

(5)	succession planning;

(6)	the Board of Directors’ interaction with management; and

(7)	the evaluation of the performance of the Board of Directors, its committees and of the Chief Executive Officer (“CEO”).

In accordance with the Corporate Governance Policy, at least a majority of the directors on the Board must be “independent directors” as defined in the listing requirements of the Nasdaq Stock Market (“Nasdaq”).

Board Leadership Structure. The Board is led by the Chairman of the Board, John R. Garbarino. Mr. Garbarino also served as the CEO of the Company until January 1, 2015, when Christopher D. Maher succeeded him as CEO. The Board believes that, for the present time, separating the Chairman position from the CEO position provides an effective leadership model for the Company, with a separation of execution of business strategy from governance, clear accountability and enhanced oversight, while maintaining effective decision-making and alignment on corporate strategy. To assure effective independent oversight, the Board has adopted a number of governance practices, including:

•	the establishment of an independent lead director (the “Lead Director”);

•	executive sessions of the independent directors at every regularly scheduled Board meeting, during which the independent directors may discuss the performance of the CEO and the Chairman, management succession planning, and other appropriate matters;

•	the independence of seven of nine of the Board members;

•	stock ownership guidelines for directors and those executive officers named in the Summary Compensation Table below (the “NEOs”);

•	annual performance evaluation of the CEO by the Human Resources/Compensation Committee (the “Compensation Committee”); and

•	the Company’s Board Audit, Compensation, and Leadership Committees are comprised entirely of independent members.

The Company’s Corporate Governance Policy provides that the Chairman of the Leadership Committee, currently Mr. John E. Walsh, shall also serve as the Lead Director. The Corporate Governance Policy provides that the duties of the Lead Director include assisting the Board in assuring compliance with and implementation of the Company’s Corporate Governance Policy, coordinating the agenda for and moderating sessions of the Board’s independent directors, and acting as principal liaison on certain issues between the independent and inside directors, including the Chairman of the Board, as applicable.

While the Board believes that the current leadership structure is best suited for the Company, it recognizes that other leadership models in the future might be appropriate, depending on the circumstances. Accordingly, the Board periodically reviews its leadership structure.

Stock Ownership Guidelines. The Board, upon the recommendation of the Leadership Committee, has adopted stock ownership guidelines (the “Guidelines”) for non-employee directors and the NEOs. The Guidelines were adopted to better align the interests of the non-employee directors and the NEOs with those of the Company’s stockholders. The Guidelines provide that each non-employee director shall own shares of the Company’s common stock with a market value of at least three times the value of the combined annual director retainers received from the Company and the Bank. Newly elected directors shall meet the Guidelines within three years of first being elected and qualified. For purposes of the Guidelines, the following shares count towards meeting the ownership requirements: (1) shares beneficially owned by the director and by immediate family members sharing the same household; (2) vested and unvested restricted stock awards; (3) shares acquired upon the exercise of stock options; and (4) shares held in trust where the director or an immediate family member is the beneficiary. Until the Guidelines are met, all retainers will be paid in Company stock, and a director must retain the net shares delivered upon the vesting of restricted share awards or the exercise of stock options. Once achieved, the ownership guidelines shall continue to be met during the period the director serves on the Board.

Similarly, the Guidelines provide that the CEO shall own Company stock with a market value of at least five times his annual base salary. To comply with the Guidelines, each other NEO shall own Company stock with a market value of at least three times his annual base salary. Each NEO shall meet the share ownership requirements within five years of the officer having become an NEO. Shares that count towards the Guidelines’ requirement include those shares listed under the directors share ownership requirements with the addition of shares held in the officer’s ESOP and 401(k) account and the value of vested and unvested stock options, where such value is calculated as the cumulative expense recognized by the Company on its financial statements. Until the Guidelines are met, an NEO shall retain all of the net vested restricted stock and net shares delivered after exercising stock options. Net shares refers to the shares that remain after shares are sold or netted to pay the exercise price of options and any withholding taxes.

Hedging/Pledging Policy. The Board has adopted a policy that provides that any hedging or pledging of the Company’s common stock by a Board member or senior executive officer requires the prior approval of the Company’s General Counsel.

Board Role in the Oversight of Risk/ Risk Committee

Under the Company’s Corporate Governance Policy, the business and affairs of the Company are managed by the officers under the direction of the Board. The Board is charged with providing oversight of the Company’s risk management processes. In January 2013, the Board created the Joint Risk Committee of the Company and the Bank (the “Risk Committee”) and delegated to it primary responsibility for overseeing the risk management function at the Company on behalf of the Board. In carrying out its responsibilities, the Risk Committee works closely with the Company’s Chief Risk Officer (“CRO”) and other officers of the Company involved in risk management. The Risk Committee meets at least quarterly with executive management and the CRO, and receives comprehensive reports and dashboards on enterprise risk management, including management’s assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The CRO performs a risk assessment of each of the Bank’s products, services, operations and regulatory requirements to determine the overall risk to the Bank, and reports his findings to the Risk Committee. The Risk Committee may receive updates between meetings, as may be necessary, from the CRO, the CEO, the Chief Financial Officer (“CFO”) and other members of management relating to risk oversight matters. The Risk Committee provides a report to the full Board on at least a quarterly basis. In addition, each quarter, the Audit

Committee will discuss with management and the independent registered public accountant their review of the Company’s financial statements and significant findings based upon the independent registered public accounting firm’s review, and any material issues are relayed to the Risk Committee. On an annual basis, the Bank’s Compliance Officer provides a report to the Board regarding the Bank’s compliance with existing regulations, as well as future regulations that may impact the Bank. Also, at least annually, the Compensation Committee reviews with the CRO the Company’s compensation plans for all employees, including the CEO and other NEOs, to ensure that these plans do not encourage taking unnecessary and excessive risks that would threaten the value of the Company.

Code of Ethics and Standards of Personal Conduct

The Company and Bank have adopted a Code of Ethics and Standards of Personal Conduct that is designed to ensure that all directors, executive officers and employees of the Company and Bank, meet the highest standards of ethical conduct. The Code of Ethics and Standards of Personal Conduct requires that all directors, executive officers and employees avoid conflicts of interest, protect confidential information and customer privacy, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. Under the terms of the Code of Ethics and Standards of Personal Conduct, all directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code.

As a mechanism to encourage compliance with the Code of Ethics and Standards of Personal Conduct, the Company and Bank established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The Code of Ethics and Standards of Personal Conduct also prohibits the Company from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code.

Meetings of the Board of Directors

The Board of Directors of the Company and the Bank conduct business through meetings and the activities of the Boards and their committees. Board members are encouraged to attend all Board and Committee meetings. Their attendance and performance are among the criteria considered for re-nomination to the Board of Directors. During the fiscal year ended December 31, 2014, the Company’s Board of Directors held ten meetings. All of the Directors of the Company attended at least 75% of the Board meetings and the meetings of committees held on which such Directors served during the fiscal year ended December 31, 2014.

Committees of the Board of Directors

The Board of Directors of the Company maintains the Audit Committee, the Compensation Committee, the Leadership Committee, and the Risk Committee. The following is a description of each of the Company’s Board committees.

Audit Committee. The Board of Directors has a separately-designated standing Audit Committee for the Company and Bank established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee acts under a written Charter adopted by the Board of Directors. The Charter is available on the Company’s website (www.oceanfirst.com). Each member of the Audit Committee is “independent” in accordance with Nasdaq listing standards. The Audit Committee meets periodically with the independent registered public accounting firm and management to review accounting, auditing, internal control structure and financial reporting matters. The Board has determined that Joseph J. Burke, the Audit Committee Chairman, Angelo Catania, and Donald E. McLaughlin are “audit committee financial experts” under the Rules of the Securities and Exchange Commission (the “Commission”). The Audit Committee met five times in 2014. The report of the Audit Committee required by the Rules of the Commission is included in this proxy statement. See “Proposal 3–Ratification of Independent Registered Public Accounting Firm – Report of Audit Committee.”

Human Resources/Compensation Committee. The Compensation Committee of the Company and the Bank meets to establish compensation for the executive officers and to review the Company’s incentive compensation program when necessary. The Compensation Committee acts under a written Charter adopted by the Board of Directors, which is available on the Company’s website (www.oceanfirst.com). The Compensation Committee reviews and reassesses the adequacy of its Charter on an annual basis.

The Compensation Committee is also responsible for establishing certain guidelines and limits for compensation and benefit programs for other salaried officers and employees of the Company and the Bank. Each member of the Compensation Committee is independent in accordance with Nasdaq listing standards regarding compensation committee requirements. The Compensation Committee met four times in 2014. The report of the Compensation Committee required by the Commission rules is included in this proxy statement. See “Executive Compensation—Compensation Committee Report on Executive Compensation.”

Leadership Committee. The Leadership Committee of the Company, formerly named the Corporate Governance/Nominating Committee, takes a leadership role in shaping governance policies and practices, including recommending to the Board of Directors the corporate governance guidelines applicable to the Company and monitoring compliance with these policies and guidelines. In addition, the Leadership Committee serves as the Company’s nominating committee and is responsible for identifying individuals qualified to become Board members and recommending to the Board the director nominees for election at the next Annual Meeting of Stockholders. The Committee also recommends to the Board director candidates for each committee for appointment by the Board. Each member of the Leadership Committee is independent in accordance with Nasdaq listing standards. The chairman of the Leadership Committee functions as Lead Director. The Leadership Committee met three times in 2014.

The Leadership Committee acts under a written Charter and the Corporate Governance Policy adopted by the Board of Directors. The Charter is available on the Company’s website (www.oceanfirst.com). The procedures of the Leadership Committee required to be disclosed by the Commission rules are included in this proxy statement. See “Leadership Committee Procedures as to Director Nominees.”

Risk Committee. The Risk Committee of the Company and the Bank was created in January 2013 to assist the Board in enterprise risk management functions. The Risk Committee acts under a written Charter adopted by the Board of Directors. The Charter is available on the Company’s website (www.oceanfirst.com) and is reviewed on an annual basis by the Risk Committee. The Risk Committee met four times in 2014. See “Board Role in the Oversight of Risk/Risk Committee.”

The following table identifies the standing committees and their members as of December 31, 2014.

Director	Audit Committee	Leadership Committee	Human Resources/ Compensation Committee	Risk Committee
Joseph J. Burke	X*	X
Angelo Catania	X	X
John W. Chadwick(1)				X
Donald E. McLaughlin	X			X*
Diane F. Rhine			X*
Mark G. Solow			X	X
John E. Walsh		X*	X

*	Chairperson
(1)	On March 18, 2015, John W. Chadwick resigned from the Board and Jack M. Farris was appointed to the Board and the Risk Committee as his successor.

STOCK OWNERSHIP

The following table provides information as of March 10, 2015 with respect to the persons known by the Company to be the beneficial owners of more than 5% of its outstanding stock. A person is considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power.

Name and Address Of Beneficial Owner	Number of Shares Owned		Percent of Common Stock Outstanding
OceanFirst Bank, Employee Stock Ownership Plan (“ESOP”) and Matching Contribution ESOP 975 Hooper Avenue Toms River, New Jersey 08754-2009	1,691,577	(1)	10.01%

OceanFirst Foundation 1415 Hooper Avenue – Suite 304 Toms River, New Jersey 08753	1,139,093	(2)	6.74%

Wellington Management Company, LLP 280 Congress Street Boston, Massachusetts 02210	1,544,917	(3)	9.14%

BlackRock Inc. 40 East 52nd Street New York, New York 10022	1,065,943	(4)	6.31%

John R. Garbarino 975 Hooper Avenue Toms River, New Jersey 08754	1,024,599	(5)	5.90%

(1)	Under the terms of the ESOP and the Matching Contribution ESOP, the Trustee will vote all allocated shares held in the ESOP and the Matching Contribution ESOP in accordance with the instructions of the participants. As of March 10, 2015, 1,202,816 shares and 96,050 shares had been allocated under the ESOP and the Matching Contribution ESOP, respectively, and 392,711 shares remain unallocated under the ESOP. Under the ESOP and the Matching Contribution ESOP, allocated shares and unallocated shares as to which voting instructions are not given by participants are to be voted by the Trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock so long as such vote is in accordance with the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
(2)	All shares of Common Stock held by the Foundation must be voted in the same ratio as all other shares of the Company’s Common Stock on all proposals considered by stockholders of the Company.
(3)	Based on SEC Schedule 13G Amendment No. 5 filed on February 12, 2015.
(4)	Based on SEC Schedule 13G Amendment No. 4 filed on January 30, 2015.
(5)	Includes 454,649 vested options under various OceanFirst option plans.

The following table provides information as of March 10, 2015, about the shares of the Company common stock that may be considered to be beneficially owned by each director, nominee for director and the senior executive officers listed in the table under “Executive Compensation - Summary Compensation Table,” and by all such directors and executive officers of the Company as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown.

Name	Number of Shares Owned (excluding options)(1)	Number of Shares That May Be Acquired Within 60 Days by Exercising Options	Total Number of Shares Beneficially Owned	Percent of Common Stock Outstanding (2)
Directors
Joseph J. Burke (3)	15,448	19,586	35,034	0.21%
Angelo Catania (3)	17,281	19,586	36,867	0.22%
John W. Chadwick (3)(4)	15,141	19,586	34,727	0.21%
John R. Garbarino (5)(6)	569,950	454,649	1,024,599	5.90%
Christopher D. Maher (5)(7)	22,555	16,500	39,055	0.23%
Donald E. McLaughlin (3)(8)	38,490	19,586	58,076	0.34%
Diane F. Rhine (3)	42,672	19,586	62,258	0.37%
Mark G. Solow (9)	14,274	3,500	17,774	0.11%
John E. Walsh (3)	22,516	19,586	42,102	0.25%
Named Executive Officers who are not also Directors
Michael J. Fitzpatrick (5)(10)	184,443	158,247	342,690	2.01%
Joseph J. Lebel, III (5)(11)	26,206	57,313	83,519	0.49%
Joseph R. Iantosca (5)(11)	31,315	67,266	98,581	0.58%
All directors and named executive officers as a group (12 persons)	1,000,291	874,991	1,875,282	10.55%

(1)	Each person effectively exercises sole (or shared with spouse or other immediate family members) voting power as to shares reported as of the Record Date.
(2)	Percentages with respect to each person or group of persons have been calculated on the basis of 16,901,253 shares of the Company’s Common Stock, the number of shares of Company Common Stock outstanding and entitled to vote as of March 10, 2015, plus the number of shares of Company Common Stock which such person or group of persons has the right to acquire within 60 days of March 10, 2015 by the exercise of stock options.
(3)	Includes 2,360 unvested shares. Each non-employee director, other than Mark G. Solow, was awarded 796 restricted shares in February 2011. Each non-employee director, including Mr. Solow, was awarded 681 restricted shares in February 2012, 713 restricted shares in February 2013, and 1,880 restricted shares in March 2014. Each such award vests at a rate of 20% per year commencing on March 1 of the year following the grant.
(4)	Mr. Chadwick resigned from the Board on March 18, 2015. His successor, Mr. Farris, had no shares in OceanFirst as of the record date. Includes 2,400 shares held by Mr. Chadwick as Trustee.
(5)	Includes the following shares which have been allocated and are held in trust pursuant to the ESOP and Matching Contribution ESOP as of March 10, 2015: Mr. Garbarino: 71,891; Mr. Maher: 475; Mr. Fitzpatrick: 74,548; Mr. Lebel: 6,406; and Mr. Iantosca: 10,572. Such persons have sole voting power, but no investment power, except in limited circumstances, as to such shares.
(6)	Includes 265,277 shares held by a trust for which Mr. Garbarino serves as Trustee, 14,445 shares owned by Mr. Garbarino’s wife, and 9,584 shares held by Mr. Garbarino and his wife as co-Trustees.
(7)	Includes 2,738 unvested shares. Mr. Maher was awarded 4,566 restricted shares in June 2013. Such award vests at a rate of 20% per year commencing on March 1 of the year following the grant.
(8)	Includes 5,256 shares owned by Mr. McLaughlin’s wife.
(9)	Includes 2,201 unvested shares. Mr. Solow was also awarded 681 restricted shares in February 2012, 713 restricted shares in February 2013, and 1,880 restricted shares in March 2014. Each such award vests at a rate of 20% per year commencing on March 1 of the year following the grant.
(10)	Includes 3,555 unvested shares. Mr. Fitzpatrick was awarded 2,273 restricted shares in February 2011, 1,946 restricted shares in February 2012, 1,529 restricted shares in February 2013, and 1,760 restricted shares in March 2014. Each such award vests at a rate of 20% per year commencing on March 1 of the year following the grant.
(11)	Includes 2,855 unvested shares for each of Mr. Lebel and Mr. Iantosca. Each of Mr. Lebel and Mr. Iantosca was awarded 767 restricted shares in February 2011, 657 restricted shares in February 2012, 764 restricted shares in February 2013, 761 shares in June 2013, and 1,910 restricted shares in March 2014. Each such award vests at a rate of 20% per year commencing on March 1 of the year following the grant.

None of the above directors or executive officers have pledged any shares of the Company.

PROPOSAL 1. ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of nine directors. All of the directors are independent under current Nasdaq listing standards, except for John R. Garbarino, Chairman of the Company and the Bank, and Christopher D. Maher, President and CEO of the Company and the Bank. Mr. Garbarino was CEO of the Company and the Bank until January 1, 2015. The Board is divided into three classes with three-year staggered terms, with one-third of the directors elected each year. Each of the members of the Board also serves as a director of the Bank. The Board of Directors’ nominees for election this year, to serve for a three year term and until their respective successors have been elected and qualified, are Ms. Diane F. Rhine and Messrs. Jack M. Farris and Mark G. Solow. Each of Ms. Rhine and Messrs. Farris and Solow is currently a director of the Company and the Bank. The experience and qualifications of each director are set forth under “Nominees for Election of Director.”

It is intended that the proxies solicited by the Board of Directors will be voted for the election of the nominees named above. If any nominee is unable to serve, the persons named in the proxy card will vote your shares and approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

The Board of Directors recommends a vote “FOR” the election of Ms. Diane F. Rhine and Messrs. Jack M. Farris and Mark G. Solow.

Information With Respect to Nominees, Continuing Directors and Certain Executive Officers

Information regarding the Board of Directors’ nominees for election at the Annual Meeting, as well as information regarding the continuing directors, the senior executive officers listed in the table under “Executive Compensation – Summary Compensation Table,” and the Company’s other senior executive officers, is provided below. Unless otherwise stated, each individual has held his or her current position for the last five years. The age indicated for each individual is as of December 31, 2014. The indicated period of service as a director includes service as a director of OceanFirst Bank.

Nominees for Election of Director

The biography of each of the nominees and continuing directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Leadership Committee and the Board to determine that the person should serve as a director for the Company. The Board of Directors has determined that the Board as a whole must have the right diversity and complementary mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company. The Company considers the following requirements for each of its members of the Board:

1) Experience: Current and past work and Board experience; knowledge of the banking industry and financial services companies; familiarity with the operations of public companies; and business and management experience and acumen.

2) Personal characteristics: Ability to work collaboratively with management and as a member of the Board; ability to think strategically and develop a strategic vision or central idea for the Company; familiarity with and participation in the local businesses and the communities served by the Bank; integrity, accountability and independence.

3) Director commitment: Time and effort; awareness and ongoing education; attendance at Board and committee meetings and other Company functions; other board commitments; stock ownership; changes in professional responsibilities; and length of service.

4) Team and Company considerations: Balancing director contributions; diversity of skills; and financial condition.

Nominees for Director

The following directors have been nominated by the Leadership Committee for election to the Board with terms to expire in 2018:

Jack M. Farris is the Vice President and Deputy General Counsel, Information Technology, Information Security, Global Clearance and Compliance for Verizon Communications, Inc., one of the world’s leading wireline, wireless and business communications companies, where he has been employed since 1991. Mr. Farris has served in his present position since 2011 and prior to that had served in a variety of legal and management functions, with responsibility for systems and technology procurement, global operations security, finance operations, regulatory compliance and transactional matters, in addition to information technology and security. In addition to his law degree, Mr. Farris holds a Master of Science in computer engineering. Mr. Farris’s experience as a senior officer of a large corporation and his expertise in information technology and information security bring to the Board extensive knowledge and capability relating to communications, information technology, and cybersecurity, as well as relating to ligation, transactional matters and regulatory compliance. Mr. Farris has served on the Board of Directors since March 18, 2015. He is 56 years of age.

Diane F. Rhine is a licensed real estate broker-sales representative with Childers Sotheby’s International Realty, where she has been since July 1, 2014. Before then, Ms. Rhine owned and operated her own real estate company beginning in 1979. From October 2000 through November 2009, Ms. Rhine was a partner in Citta Rhine LLC. After that until July 2014, she was the President and sole owner of Citta & Cobb Inc. DBA as Rhine & Associates Inc. Ms. Rhine’s more than 35 years’ experience in residential real estate brokerage in Ocean County, New Jersey, brings to the Board management expertise and an extensive knowledge of the local real estate markets in which the Company conducts its business. Childers Sotheby’s International Realty is not an affiliate of the Company. Ms. Rhine has served on the Board of Directors since 1997. She is 65 years of age.

Mark G. Solow is an advisor to Crystal Ridge Partners, LLC and Alston Capital Partners, firms which make equity investments in public and private companies. Mr. Solow is a director of Modern Bank, a privately held commercial bank in New York, and served on the board of directors of Central Jersey Bank, N.A. and its holding company from their inceptions through 2010. Prior to his retirement in 2005, Mr. Solow was a co-founder and a Managing Partner of GarMark Advisors, LLC, the manager of private investment funds that invest in middle market companies. Prior to the formation of GarMark Advisors, LLC in 1997, Mr. Solow was a Senior Executive Vice President at Chemical Banking Corporation (a predecessor institution to JPMorgan Chase) and a member of its twelve-person management committee. During his career at Chemical Banking Corporation, he served in several capacities, including head of global investment banking, and corporate and multinational banking in North America, Western Europe and Asia. In addition, he was Senior Credit Officer for the United States, Canada, Western Europe and Asia. Mr. Solow brings to the Board broad experience with capital markets, investment banking, management and leadership, as well as detailed knowledge of commercial and community banking. Mr. Solow has served on the Board of Directors since November 14, 2011. He is 66 years of age.

Directors Continuing in Office

The following directors have terms ending in 2016:

Christopher D. Maher has served as President and CEO of the Company and the Bank since January 1, 2015. He joined the Company and the Bank on March 25, 2013 as President and Chief Operating Officer and was appointed to the Board of Directors on February 19, 2014. Prior to joining the Company, Mr. Maher served as President and CEO of Patriot National Bancorp and Patriot National Bank since 2010. Before then, he was employed by The Dime Savings Bank of Williamsburgh and its holding company, Dime Community Bancshares, Inc., since 2005, where he was in charge of retail banking and was appointed as Executive Vice President and Chief Retail Officer in 2009. He is 48 years of age.

Donald E. McLaughlin is a retired Certified Public Accountant (“CPA”). Prior to his retirement in 2005 from Donald E. McLaughlin, CPA, P.C., Mr. McLaughlin was employed as a CPA for 35 years. As a CPA, Mr. McLaughlin worked on audits of corporations, both public and privately owned. Mr. McLaughlin has prepared financial statements and tax returns, analyzed financial statements and results of operations and advised clients on methods to better improve performance. He has also been employed as a controller at a company with annual sales of $40 million. Through his extensive experience as a CPA, Mr. McLaughlin provides significant expertise to the Board on public accounting and financial matters. Mr. McLaughlin has served on the Board of Directors since 1985. He is 67 years of age.

John E. Walsh is a licensed professional engineer and has been employed with T&M Associates since 2010, where he currently serves as Senior Vice President. T&M Associates is a privately owned engineering, planning and environmental consulting company. Before then, he served in various management capacities with CMX Engineering, Inc., a privately owned engineering company, from 2001 to 2010. At CMX, Mr. Walsh was responsible for all operational aspects of the business, including operational profitability and oversight of 380 professional engineers and technical staff. Mr. Walsh’s experience with T&M and CMX provides the Board with management and leadership skills, as well as extensive knowledge of business and marketing plans, annual budgets, personnel/resource management, sales initiatives, financial reporting and client management. Prior to joining CMX Engineering, he was President of Bay Pointe Engineering Associates, Inc., from 1987 to 2001. None of T&M Associates, CMX Engineering or Bay Pointe Engineering Associates, Inc. is an affiliate of the Company. Mr. Walsh has served on the Board of Directors since 2000. He is 61 years of age.

The following directors have terms ending in 2017:

Joseph J. Burke is a retired CPA with over 30 years of experience specializing in the audits of banking institutions. He is a retired audit partner with KPMG LLP. This experience brings to the Board significant expertise in financial, accounting, and auditing matters. KPMG LLP is not an affiliate of the Company. Mr. Burke has been a member of the Board since 2005. He is 67 years of age.

Angelo Catania is the CEO and Managing Member of HomeStar Services LLC, an air conditioning, heating, plumbing and electrical service company, where he has been employed since February 2005. Prior to that time, he was President and Chief Operating Officer of Petro, Inc., one of the largest home heating oil and services companies in the United States. As President and COO of Petro, Mr. Catania was responsible for the oversight of approximately 2,800 employees that serviced over 535,000 residential and commercial accounts. Mr. Catania has also served as the corporate controller of a publicly-owned home heating oil delivery and service company, where he was responsible for accounting systems, bank relations, benefits, information technology and acquisitions. Mr. Catania’s experience as a senior officer of a large corporation brings to the Board significant management expertise and leadership skills, particularly as they relate to the use of technology to improve efficiency and customer service. Neither HomeStar Services LLC nor Petro, Inc. is an affiliate of the Company. He has been a member of the Board since 2006. He is 65 years of age.

John R. Garbarino has served as Chairman of the Company since 1995, and was CEO from 1995 to 2015 and President from 1995 to 2010. He has served in various capacities for the Bank since 1971, and has been a member of the Bank’s senior management since 1979. In 1985, he was elected President and CEO of the Bank, serving as President until 2010 and CEO until 2015. In addition, he served as President of the Company and the Bank on an interim basis from September 2012 to March 25, 2013, when Mr. Maher joined the Company and the Bank. He has been a member of the Bank’s Board of Directors since 1984, and was appointed Chairman of the Board in 1989. Mr. Garbarino brings extensive experience in banking and executive management to the Board. Mr. Garbarino’s experience and vision has resulted in OceanFirst Bank becoming the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey. His past involvement in leadership positions with the Federal Home Loan Bank of New York, the New Jersey Savings League, America’s Community Bankers, as well as numerous other community and business organizations during his 43 year career in banking provide insight to the Board on the factors that impact both the Company and its communities. Moreover, Mr. Garbarino’s leadership and intimate knowledge of the Company’s business and operations provide the Board with Company-specific experience and expertise. He is 65 years of age.

No director of the Company is also currently a director of a company having a class of securities registered under Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Senior Executive Officers Who Are Not Also Directors

Michael J. Fitzpatrick has been Executive Vice President and CFO of the Company since 1995. He has also been Executive Vice President and CFO of the Bank since joining the Bank in 1992. He is 59 years of age.

Joseph R. Iantosca has been Executive Vice President and Chief Administrative Officer of the Bank since May 2013. Before then, he was First Senior Vice President and Chief Administrative Officer of the Bank since May 2007 and Senior Vice President, Chief Administrative Officer since February 2004, when he joined the Bank. Before then, he was employed with BISYS Banking Solutions for seven years, most recently as National Vice President, Conversions and Implementations. He is 54 years of age.

Joseph J. Lebel III has been Executive Vice President and Chief Lending Officer of the Bank since May 2013. Before then, he was First Senior Vice President and Chief Lending Officer since May 2007. When he first joined the Bank in April 2006, he was Senior Vice President of the Bank, in charge of Commercial Lending. Before then, he was employed with Wachovia Bank N.A. for approximately 22 years, most recently as Senior Vice President. He is 52 years of age.

Craig C. Spengeman has been Executive Vice President and Director of the Wealth Management division of the Bank since January 2014. Before joining OceanFirst, he was President of PGB Trust and Investments, a division of the Peapack-Gladsone Bank (“PGB”), and Executive Vice President and a Director of PGB and its holding company, since 2002. Mr. Spengeman was with PGB for over 29 years and has over 36 years of experience in the Trust and Investment industry. He is 59 years of age.

Steven J. Tsimbinos has been First Senior Vice President, General Counsel and Corporate Secretary of the Company and the Bank since September 2010. Prior to joining OceanFirst, he was General Counsel of Copper River Management, L.P., the investment manager to a family of hedge funds, since May 2006, and prior to that a partner with Lowenstein Sandler PC, where he practiced corporate and securities law. He is 45 years of age.

PROPOSAL 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company’s executive compensation program is intended to attract, motivate, reward and retain the senior management talent required to achieve its corporate objectives and increase stockholder value. The Company believes that its compensation policies and procedures are competitive, are focused on pay-for-performance principles and are strongly aligned with the long-term interests of its stockholders. The Company also believes that the Company and its stockholders benefit from responsive corporate governance policies and constructive and consistent dialogue. The proposal described below, commonly known as a “Say on Pay” proposal, gives each stockholder the opportunity to endorse or not endorse the compensation for the NEOs by voting to approve or not approve such compensation as described in this proxy statement.

The Company’s stockholders are being asked to approve the compensation of the Company’s NEOs as described in this proxy statement, namely, under “Compensation Discussion and Analysis” and the included tabular and narrative disclosure.

The Board of Directors urges stockholders to endorse the compensation program for the Company’s executive officers by voting FOR Proposal 2. As discussed in the Compensation Discussion and Analysis, the Compensation Committee believes that the compensation of the NEOs described herein is reasonable and appropriate, and is justified by the performance of the Company in a difficult operating environment.

In deciding how to vote on this proposal, the Board urges you to consider the following factors, some of which are more fully discussed in the Compensation Discussion and Analysis (which stockholders are encouraged to read):

•	The Compensation Committee has designed compensation packages for the Company’s senior executives to be competitive with the compensation offered by those peers with whom it competes for management talent.

•	The Company was profitable in 2014, earning $1.19 per share for the year ended December 31, 2014, while taking strategic initiatives to better position the Company for future periods. These strategic initiatives included:

•	increasing commercial loans by $144.4 million for the year and adding a new commercial lending team that will seek to generate additional commercial loans in the broader central New Jersey market area; and

•	selling non-performing loans with book value of $23.1 million in the third quarter of 2014 and the servicing rights on residential loans serviced for the federal agencies.

•	The Company increased its stockholders’ equity per common share to $12.91 at December 31, 2014.

•	The Company’s compensation practices have not and do not include the abusive and short-term practices that have been prevalent at some large financial institutions.

•	The Company’s compensation program does not encourage excessive and unnecessary risks that would threaten the value of the Company.

•	The Company’s compensation program is the result of a carefully reasoned, balanced approach, that considers the short-term and long-term interests of stockholders and safe and sound banking practices.

Please note that your vote is advisory and will not be binding upon the Board, and may not be construed as overruling a decision by the Board or creating or implying any additional fiduciary duty by the Board. The Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this proxy statement, the accompanying compensation tables, and the related narrative disclosure.

PROPOSAL 3. RATIFICATION OF APPOINTMENT

OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s independent registered public accounting firm for the fiscal year ended December 31, 2014 was KPMG LLP. The Audit Committee reappointed KPMG LLP to continue as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2015, subject to ratification of such appointment by the stockholders. If stockholders do not ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm, the Audit Committee may, but is not required to, consider other independent registered public accounting firms.

Representatives of KPMG LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders present at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” Proposal 3, the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company.

Audit Fees

The following table sets forth the fees billed to the Company for the fiscal years ended December 31, 2014 and December 31, 2013 by KPMG LLP:

	2014	2013
Audit fees	$480,000	$454,918
Audit related fees (1)	62,000	62,000
Tax related fees (2)	75,264	75,739
Other fees	—	—

	$617,264	$592,657

(1)	Audit-related fees are excluded from “Audit Fees” because the services were not required for reporting on the Company’s consolidated financial statements. Such fees are principally related to audits of financial statements of employee benefit plans, and audit procedures relating to the U.S. Department of Housing and Urban Development (HUD) reporting requirements.
(2)	Consists of tax filing and tax related compliance and other advisory services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its Charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. Such approval process ensures that the independent registered public accounting firm does not provide any non-audit services to the Company that are prohibited by law or regulation. The Audit Committee believes that the provision of non-audit services by KPMG LLP is compatible with maintaining KPMG LLP’s independence.

During the year ended December 31, 2014, 100% of the audit related fees, tax related fees and other fees set forth above were approved by the Audit Committee.

Report of the Audit Committee

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Director of Internal Audit reports directly to the Audit Committee. The Director of Internal Audit submitted and implemented an internal audit plan for 2014.

The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and issuing an opinion on the conformity of these financial statements with generally accepted accounting principles. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

The Audit Committee reviewed and discussed the annual financial statements with management and the Company’s independent registered public accounting firm. As part of this process, management represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee also received and reviewed written disclosures and a letter from the independent registered public accounting firm regarding their independence as required under applicable standards for independent registered public accounting firms of public companies. The Audit Committee discussed with the independent registered public accounting firm the contents of such materials, their independence and additional matters required under Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule

3600T, and has discussed with the independent registered public accounting firm, the independent registered public accounting firm’s independence from the Company and its management. In concluding that the independent registered public accounting firm was independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the independent registered public accounting firm were compatible with the independent registered public accounting firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in their report, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is in fact “independent.”

Based on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Commission. The Audit Committee also has approved, subject to stockholder ratification, the selection of the Company’s independent registered public accounting firm.

The Audit Committee

Joseph J. Burke, CPA, Retired, Chair

Donald E. McLaughlin, CPA, Retired

Angelo Catania

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This section describes the objectives, design and rationale of the Company’s compensation program for its NEOs, and discusses each material element of the Company’s NEO compensation program, how compensation is determined, and recent developments in the Company’s compensation program.

For 2014, the Company’s NEOs included:

•	John R. Garbarino, who served as Chairman and CEO of the Company and the Bank until his retirement as CEO on January 1, 2015;

•	Christopher D. Maher, who served as President and Chief Operating Officer of the Company and the Bank during the year and who succeeded Mr. Garbarino as CEO of the Company and the Bank;

•	Michael J. Fitzpatrick, Executive Vice President and CFO of the Company and the Bank;

•	Joseph J. Lebel III, Executive Vice President and Chief Lending Officer of the Bank; and

•	Joseph R. Iantosca, Executive Vice President and Chief Administrative Officer of the Bank.

Objectives

OceanFirst’s vision and mission is to produce value for its stockholders by providing outstanding service and responsiveness to the markets and customers it serves. To achieve those goals, the Company’s related objectives for its executive officer compensation program are to:

•	align NEOs and management’s interests with those of stockholders by targeting and rewarding individual behaviors that promote the Company’s performance in a way that is consistent with its strategic plan and encourages prudent decision-making, effective risk management, and safe and sound practices;

•	create balanced incentives that do not encourage NEOs to expose the Company to inappropriate risks by providing excessive compensation that could lead to material loss;

•	motivate each individual to perform to the best of his or her ability;

•	provide a market competitive overall compensation package so that the Company may attract, retain and reward highly qualified, motivated and productive executives;

•	reward individuals of greatest responsibility and achievement within a framework that is internally equitable; and

•	be mindful of the economic environment and the Company’s cost structure.

How Compensation Is Determined

The Compensation Committee reviews compensation for the CEO, the other NEOs and the other officers subject to the reporting requirements of Section 16 under the Exchange Act (including the NEOs, the “Section 16 Officers”), as well as establishes certain guidelines and limits for compensation and benefits programs for other employees of the Company and the Bank. The Compensation Committee annually reviews and evaluates recommendations made by management regarding compensation, including base salary, bonuses and equity grants for the Section 16 Officers. The Compensation Committee then determines the compensation for the CEO and Section 16 Officers and reports its determination to the Board. In establishing compensation levels, the Compensation Committee considers the Company’s overall strategic objectives, annual performance goals, the report of the compensation consultant regarding peer group comparisons, market data for other institutions, individual executive performance, the relative level of compensation among executive officers and regulatory requirements. The Compensation Committee also has the CRO review any actual and potential risks created by the Company’s compensation program, as well as analyze the Company’s controls and risk mitigation mechanisms.

Executive management and outside advisors from time-to-time may be invited to Compensation Committee meetings to provide their views on compensation matters. The CEO participates in the process of determining compensation for the other Section 16 Officers by making recommendations regarding base salary adjustments and awards under incentive and equity plans. The CEO does not participate in the Compensation Committee’s decision as to his own compensation package. See “Corporate Governance – Committees of the Board of Directors” for further information regarding the Compensation Committee.

Role of Compensation Consultant

The Compensation Committee retained Mosteller & Associates (“MA”) in 2012 as its independent compensation consultant and MA has served in that capacity since then. The Compensation Committee considers competitive market data, advice and recommendations received from MA in making compensation decisions. MA and its representatives are independent of the Bank’s management, report directly to the Compensation Committee, and have no economic relationship with the Company other than MA’s role as advisor to the Compensation Committee.

Compensation Study

The Compensation Committee has historically relied on a peer group to assess relative performance for its annual incentive plans and uses this information as a factor when making compensation decisions. MA conducted a peer group study for the Compensation Committee for use in making compensation decisions for 2014. MA reviewed the prior peer group for appropriateness and recommended changes for 2014. The study proposed eliminating two institutions from the prior year’s peer group due to the merger of peer institutions – Provident New York Bancorp and Sterling Bancorp. Based upon the study provided by MA, the Compensation Committee approved the recommendation at its February 5, 2014 meeting and established a 12 bank peer group for the 2014 compensation review, consisting of the following:

Bryn Mawr Banc Corp. (PA) – NASDAQ: BMTC

Dime Community Bancshares (NJ) – NASDAQ: DCOM

First of Long Island Corp. (NY) – NASDAQ: FLIC

Flushing Financial Corp. (NY) – NASDAQ: FFIC

Hudson Valley Holding Corp. (NY) – NASDAQ: HUVL

Lakeland Bancorp, Inc. (NJ) – NASDAQ: LBAI

Oritani Financial Corp. (NJ) – NASDAQ: ORIT

Peapack-Gladstone Financial Corp. (NJ) – NASDAQ: PGC

Rockville Financial Inc. (CT) – NASDAQ: RCKB

Suffolk Bancorp (NY) – NASDAQ: SUBK

Univest Corp. of Pennsylvania (PA) – NASDAQ: UVSP

WSFS Financial Corp. – (Delaware) – NASDAQ: WSFS

MA conducted a review of the Bank’s current level of director and executive compensation relative to its peers and provided the Compensation Committee with its report at its July 15, 2014 meeting. The executive compensation results found a strong alignment between performance and executive compensation at OceanFirst. The financial performance indicators in the review were as follows: (1) asset size, where the Company was $2.249 billion as compared to a peer group average of $2.920 billion, ranking the Company ninth in the peer group for the year and seventh on the three-year average basis; (2) return on assets, where the Company ranked tenth in the peer group for 2013 performance (ranking was seventh when adjusted for certain non-recurring expenses incurred in the fourth quarter) and sixth in the peer group for three year average return on assets, and (3) return on equity, where the Company ranked tenth compared to the peer group average for 2013 (ranking was fifth when adjusted for non-recurring expenses incurred in the fourth quarter) and fourth as compared to the peer group’s average for the three year period. Overall, the base salaries were in the 50th percentile when compared to the peer group while the target bonuses trended in the range of the 25th percentile. On average, total compensation was positioned slightly above the 25th percentile of the comparative peer group. The 2014 study was taken into account by the Compensation Committee to set and establish executive compensation and review director compensation for the remainder of 2014. The Board maintained all meeting fees at their existing levels but increased the Bank Board annual retainer from $15,000 to $20,000 per year. See “Director Compensation – Cash and Stock Retainers and Meeting Fees for Non-Employee Directors.”

Consideration of Last Year’s Advisory Stockholder Votes on Executive Compensation

At the 2014 Annual Meeting of Stockholders, approximately 85% of the shares voting on the Company’s non-binding advisory vote on executive compensation (commonly known as “say on pay”) were cast in favor of the compensation of the Company’s executive officers, as described in the 2014 Proxy Statement. The Board and the Compensation Committee appreciate and value the views of stockholders. In considering the results of this advisory vote on executive compensation, the Committee concluded that the compensation paid to executive officers and the Company’s overall pay practices have strong stockholder support.

In making compensation decisions for the remainder of 2014 and to date in 2015, the Board and the Committee have considered, among other factors, the stockholders’ support and the Board’s overall satisfaction with the current compensation mix and levels, and have not made significant changes to the mix or level of compensation. Advisory votes on executive compensation will continue to serve as an additional tool to guide the Board and the Committee in their assessment of the Company’s executive compensation program.

Compensation Program Design and Rationale

Cash Compensation. Current cash compensation consists of base salary, performance-based cash bonuses under a cash incentive plan and from time-to-time in limited circumstances, discretionary cash bonuses:

•	Base Salary. The base salary levels for the Section 16 Officers are intended to be competitive with the practices of comparable financial institutions at levels appropriate to attract, retain and motivate individuals to discharge the responsibilities of their positions, while being mindful of managing costs. Messrs. Maher and Fitzpatrick have employment agreements with the Company and the Bank and receive base salaries under those agreements, subject to annual review.

•	Performance-Based Bonuses. A significant portion of each Section 16 Officer’s annual cash compensation is contingent on the performance of the Company, the Bank and the individual under a cash incentive compensation plan, with bonus targets ranging from 40% to 50% of base salary. Under the incentive compensation plan, performance-based bonuses are paid, generally annually, based on the Company’s level of achievement versus pre-established financial and performance objectives as well as individual performance. This mechanism allows the Company to set targets and reward individual contributions that promote the Company’s performance in a way that is consistent with its strategic plan, encourages prudent decision-making, and promotes effective risk management as well as safe and sound business practices.

•	Discretionary Bonus Payments. In addition to the performance-based bonuses, the Company may from time to time in limited circumstances make discretionary cash bonus payments to rectify inequities or recognize outstanding performance.

Equity Compensation Plan. The Company grants stock options and/or restricted stock awards to attract, retain and motivate employees by providing for or increasing their economic interests in the success of the Company. Equity grants under the Company’s stock incentive plans complement total compensation packages and enable the Company to align employee interests with those of the stockholders of the Company.

Mix of Compensation Elements; Risk Mitigation. The Committee believes that it maintains the appropriate balance of compensation elements to motivate executives and reward accomplishments. Performance-based incentive awards play an important role in the executive compensation program, but their use is balanced to provide stability and to avoid encouraging strategies and risk-taking that might not align with the long-term best interests of the Company and its stockholders and safe and sound banking practices.

The Company is mindful of sound regulatory compensation practices that are designed to cause banking institutions to structure compensation programs in a way that does not provide incentives for executives to take imprudent or excessive risks. The Company’s compensation program for Section 16 Officers is designed to mitigate risk by (1) providing non-performance-based salaries, retirement and fringe benefits that are competitive in the market, permit executives to pay living expenses and provide stability without reliance on incentives; (2) incorporating cash incentives to reward performance in accordance with the Company’s predefined annual and strategic goals and objectives; (3) including long-term incentives in the form of restricted stock awards and/or stock options to maintain focus on long-term shareholder value; and (4) considering prior period results, the exposure to risk, and actual risk outcomes in determining current and future compensation. To further mitigate risk resulting from performance-based compensation, the Committee considers, and uses when appropriate, metrics and performance goals that incorporate risk management, “clawbacks” to recover prior payments, and performance periods longer than one year. The use of equity-based long term compensation, in combination with executive stock ownership requirements, reflects the Company’s compensation program’s goals of aligning the interests of executives and stockholders, thereby reducing the exposure to imprudent or excessive risk-taking. The Company believes these features recognize the balance between the need to accept risk exposure in the successful operation of its business and the need to identify and prudently manage that risk.

Elements of Compensation

Overview. To achieve the Company’s objectives for its NEO compensation program, the program includes the following elements: (1) base salary; (2) a performance-based annual cash bonus under a cash incentive compensation plan; (3) awards of stock options and restricted shares of Company common stock under the equity compensation plans; (4) welfare benefits under the group benefit programs; (5) retirement benefits under the ESOP and 401(k) Plan and supplemental retirement benefits for certain NEOs under the Supplemental Executive Retirement Plan (“SERP”); (6) Company-paid automobile benefit and perquisites for certain NEOs; (7) eligibility for payments and benefits in the event of certain employment terminations and/or in the event of a change in control of the Company; and (8) nonqualified deferred compensation under the Deferred Compensation Plan for Executives. The following describes the elements of compensation and provides information on certain decisions regarding 2014 compensation.

Base Salary. After the Compensation Committee’s consideration of various factors, including prevailing market conditions, current and anticipated Company performance, the performance and responsibilities of individual executives, current pay levels and the MA report, the Company:

•	maintained Mr. Garbarino’s base salary for 2014 at $490,500; and

•	increased Mr. Maher’s base salary in July of 2014 by 13% from $375,000 to $425,000 per annum, in recognition and anticipation of Mr. Maher succeeding Mr. Garbarino as CEO upon his retirement on January 1, 2015; and

•	increased in July of 2014 the base salaries of the other NEOs by: Mr. Fitzpatrick: 1%; Mr. Lebel: 6%; and Mr. Iantosca: 11%.

Cash Incentive Awards. Annual non-discretionary cash bonuses for the Section 16 Officers are determined under the annual incentive plan and contingent on the performance of the Company, the Bank and the individual, by comparing actual Company performance against targets that are approved by the Compensation Committee at the beginning of 2014. The targets are weighted between individual objectives and the Company’s success in achieving its financial goals. Targeted bonus levels for NEOs in 2014 ranged from 40% to 50% of base salary. Generally, the higher the level of responsibility of the officer in the Company, the greater the percentage of base salary that may be awarded as a cash bonus under the plan for achievement of performance goals. Ordinarily, if cash incentive compensation is paid out under the plan, actual bonus payments may range from 50% of targeted bonus levels for Threshold performance to 150% for Superior performance.

For 2014, incentive payments were based on net income and efficiency ratio utilizing the following matrix:

Category	Weight	Threshold 50%	Target 100%	Superior 150%
Net Income	60%	$18,846,000	$20,940,000	$23,034,000

Efficiency Ratio	40%	66.4%	63.5%	61.0%

	100%

For purposes of the matrix, Net Income and Efficiency Ratio were derived from the Company’s 2014 Business Plan as proposed by senior management and approved by the Board in late 2013. The net result for 2014 was Net Income at $19,920,000 and the Efficiency Ratio at 63.5% resulting in performance above Threshold and below or at Target in each case.

Discretionary Bonus Payments. The Company did not make any discretionary bonus payments to the Section 16 Officers for 2014, and limits the use of discretionary bonus payments to extraordinary circumstances to rectify inequities or recognize outstanding performance.

Equity Incentive Awards. The Compensation Committee approved the grants of stock options and restricted stock awards under the Company’s stock incentive plans. The award levels and vesting schedules were determined based on various factors, including prevailing market conditions, performance and responsibilities of individual executives, current pay levels, the amount of awards previously granted and the MA report. Awards in 2014 to the NEOs are presented under the “Stock Options” and “Stock Awards” columns of the Summary Compensation Table and the Grants of Plan-Based Awards Table. The awards to Mr. Garbarino and Mr. Maher in 2014 were entirely in stock options. Of the awards to the other NEOs, 75% (determined by dollar value) were granted in options and 25% in time vested restricted stock. The Compensation Committee believes that the grants made in 2014 appropriately balance the goal of creating an incentive to increase shareholder value with the goal of risk mitigation and promoting sound banking practices. See “–Compensation Program Design and Rationale – Mix of Compensation Elements; Risk Mitigation.”

Benefits. All NEOs participate in the benefit plans generally available to the employees, including medical, life and disability insurance, the 401(k) Plan and the ESOP. The Company also maintains SERPs covering Messrs. Garbarino, Maher and Fitzpatrick. These SERPs are intended to promote continued service of covered executives by providing a supplement to the executive’s other qualified retirement plan benefits, which are limited by law. In the case of Messrs. Garbarino and Fitzpatrick, the benefit is based on the average of the highest compensation during any four consecutive calendar years and length of service with the Company, and in the case of Mr. Maher, an agreed upon schedule of contributions. In 2010, Mr. Garbarino agreed to make a portion of his SERP payment contingent upon the attainment of certain Company performance targets. These amounts are paid under the 2011 Cash Incentive Compensation Plan to maximize their tax deductibility. See “Executive Compensation – Nonqualified Deferred Compensation – Supplemental Executive Retirement Plan.”

Perquisites. The Company provided perquisites to certain NEOs in the form of Company-paid automobile benefits and country club dues. The NEOs are subject to the Company’s Travel and Entertainment Policy, which governs travel, dining and entertainment expenses for all employees.

Deferred Compensation. The Bank provides certain NEOs with an opportunity to elect to defer current compensation under the Deferred Compensation Plan for Executives (the “Deferral Plan”). The Deferral Plan permits eligible executives selected by the Bank’s Board to elect to defer receipt of up to 100% of base salary and annual bonus pursuant to the terms of the Deferral Plan.

Employment Agreements. Each of the Bank and the Company have entered into separate employment agreements with Messrs. Maher and Fitzpatrick (individually, the “Executive”). The employment agreements are intended to ensure that the Bank and the Company will be able to maintain a stable and competent management base. The continued success of the Bank and the Company depends to a significant degree on the skills and competence of Messrs. Maher and Fitzpatrick. The Company and the Bank had an employment agreement with Mr. Garbarino, but it expired on December 31, 2014.

Messrs. Maher and Fitzpatrick have employment agreements with terms expiring June 30, 2017 and July 31, 2017, respectively. Each employment agreement provides that the agreement shall be extended for an additional period, unless written notice of non-renewal is given after conducting a performance evaluation of the Executive. In addition to the base salary, the agreements provide for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel.

The agreements provide for termination, at any time by the Bank or the Company, for cause as defined in the agreements. In the event the Bank or the Company chooses to terminate the Executive’s employment for reasons other than for cause, or in the event of the Executive’s resignation from the Bank and the Company upon: (1) failure to re-elect the Executive to his current offices; (2) a material change in the Executive’s functions, duties or responsibilities; (3) material change in the Executive’s principal place of employment; (4) material reduction in the Executive’s salary; or (5) a material breach of the agreement by the Bank or the Company, the Executive, or in the event of Executive’s subsequent death, his beneficiary, beneficiaries or estate, as the case may be, would be entitled to receive an amount equal to the remaining base salary payments due to the Executive and the contributions that would have been made on the Executive’s behalf to any employee benefit plans of the Bank or the Company during the remaining term of the agreement, or in Mr. Maher’s case, if greater, one year’s base salary at the time of termination. In the event of such a qualifying termination, the Bank and the Company would also continue to pay for the Executive’s life, health and disability coverage for the remaining term of the employment agreement, or in Mr. Maher’s case, for one year if the remaining term is less than one year.

Under the agreements, if a qualifying resignation or involuntary termination (other than for cause) follows a change in control (as defined in the employment agreements) of the Bank or the Company, the Executive or, in the event of the Executive’s death, his beneficiary, would be entitled to a severance payment equal to the greater of: (1) the payments due for the remaining term of the agreement; or (2) three times the average of the five preceding taxable years’ compensation (or lesser number of years if the Executive has been with the Company for less than five years). Such average compensation includes not only base salary, but also commissions, bonuses, contributions on behalf of the Executive to any pension or profit sharing plan, insurance payments, directors’ or committee fees and fringe benefits paid or to be paid to the Executive during the preceding five taxable years. However, any payments to the Executive under the Bank’s employment agreement would be subtracted from any amount due simultaneously under the Company’s employment agreement. The Bank and the Company would also continue the Executive’s life, health, and disability coverage for 36 months. However, if the amount of such termination benefits are deemed to be parachute payments as defined in section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such termination benefits will be reduced to an amount $1.00 less than the amount that triggers such excise tax, but only if such reduced amount is greater than the aggregate amount of the termination benefits unreduced less the amount of the excise tax and any applicable state and federal taxes. Although both the Company and the Bank agreements provide for a severance payment in the event of a termination by the Company or the Bank, or in the event of a termination following a change in control, the Executive would only be entitled to receive a severance payment under one agreement.

Payments to the Executive under the Bank’s agreement will be guaranteed by the Company in the event that payments or benefits are not paid by the Bank. Payment under the Company’s agreement would be made by the Company. All reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to the agreements shall be paid by the Bank or Company, respectively, if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement. The employment agreements also provide that the Bank and Company shall indemnify the Executive to the fullest extent allowable under federal and Delaware law, respectively.

Change in Control Agreements. For similar reasons as with the employment agreements, the Bank and the Company entered into change in control agreements (“CIC Agreements”) with Messrs. Lebel and Iantosca (individually, the “Executive”). Each CIC Agreement provides for a two-year term. The CIC Agreements provide that the Boards of the Company and the Bank may, annually, extend the CIC Agreements for an additional period unless written notice of non-renewal is given after conducting a performance evaluation of the Executive. Each Executive’s CIC Agreement will expire on July 31, 2016. The CIC Agreements provide that in the event voluntary or involuntary termination follows a change in control (as defined in the agreements) of the Bank or the Company, the Executive would be entitled to a severance payment equal to two times the Executive’s average annual compensation for the five years preceding termination (or lesser number of years if the Executive has been with the Company for less than five years). Annual compensation includes base salary, commissions, bonuses, contributions on behalf of the Executive to any pension and profit sharing plan, severance payments and fringe benefits paid or to be paid the Executive during such years. However, any payments to the Executive under the Bank’s CIC Agreement would be subtracted from any amount due simultaneously under the Company’s CIC Agreement. The Company and the Bank would also continue and pay for the Executive’s life, health and disability coverage for 36 full calendar months following termination. However, if the amount of such termination benefits are deemed to be parachute payments as defined in section 280G of the Code, such termination benefits will be reduced to an amount $1.00 less than the amount that triggers such excise tax, but only if such reduced amount is greater than the aggregate amount of the termination benefits unreduced less the amount of the excise tax and any applicable state and federal taxes.

Payments to the Executive under the Bank’s CIC Agreement are guaranteed by the Company in the event that payments or benefits are not paid by the Bank.

Payments under the employment agreements and CIC agreements in the event of a change in control may constitute some portion of an excess parachute payment under section 280G of the Code for executive officers, resulting in the imposition of an excise tax on the recipient and denial of the deduction for such excess amounts to the Company and the Bank. See “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain summary information regarding the compensation paid or accrued by the Company during the fiscal years ended December 31, 2014, 2013 and 2012 to or for the account of the CEO, CFO, and the other three most highly compensated executive officers of the Company:

Name and Principal Position	Year	Salary ($)	Bonus ($)[1]	Stock Awards ($)[2]	Option Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[3]	All Other Compensation ($)		Total ($)
John R. Garbarino,(4)	2014	499,933	—	—	334,400	212,000	791,577	(5)	1,837,910
Former CEO of the	2013	490,500	175,000	—	238,400	—	784,527		1,688,427
Company and the Bank	2012	490,500	—	—	242,100	185,656	456,300		1,374,556

Christopher D. Maher,(4)	2014	397,885	—	—	250,800	212,000	71,559	(6)	932,244
President and CEO of the Company and the Bank	2013	274,038	150,000	66,435	66,375	—	143,585		700,433

Michael J. Fitzpatrick,	2014	274,057	—	31,240	94,050	116,000	129,571	(7)	644,918
Executive Vice President and	2013	270,376	80,000	22,354	67,050	—	120,113		559,893
CFO of the Company and the Bank	2012	265,277	—	26,913	80,700	79,531	110,706		563,127

Joseph J. Lebel III,	2014	246,866	—	33,903	101,888	95,000	25,222	(8)	502,879
Executive Vice President and	2013	231,598	75,000	22,243	66,713	—	24,436		419,990
Chief Lending Officer of the Bank	2012	222,358	—	9,086	36,323	66,713	22,602		357,082

Joseph R. Iantosca,	2014	241,443	—	33,903	101,888	87,000	30,096	(9)	494,330
Executive Vice President and	2013	216,802	75,000	22,243	66,713	—	27,341		408,099
Chief Administrative Officer of the Bank	2012	203,475	—	9,086	36,323	53,377	25,262		327,523

(1)	Reflects payments made as discretionary bonuses.
(2)	Reflects the value of restricted stock awards granted to the executive officers based on the grant date fair value of the awards. Reflects the value of stock option awards granted to the executive officers based on the grant date fair value of the awards. See note 12 to Company’s audited consolidated financial statements for the year ended December 31, 2014, filed with the Company’s Form 10-K for assumptions made in the valuation.
(3)	Reflects payments made for each respective year under the annual incentive compensation plan.
(4)	Effective January 1, 2015, Mr. Garbarino retired as CEO and Mr. Maher was appointed President and CEO.
(5)	Includes (a) the market value of the ESOP allocation of $9,981 for 2014, $8,997 for 2013 and $7,437 in 2012; (b) Company matching contribution to the 401(k) Plan of $9,100 in 2014, $8,925 in 2013 and $8,750 in 2012; (c) allocations under the SERP of $709,513 in 2014, $733,038 in 2013 and $407,002 in 2012; (d) Company-paid life insurance premiums of $11,079 in 2014, $5,544 in 2013 and $5,757 in 2012; (e) Company-paid long-term disability premiums of $8,981 in each of 2014, 2013 and 2012; (f) Company-provided automobile benefit of $16,410 in 2014, $6,657 in 2013 and $6,400 in 2012; (g) Company-paid club dues of $11,421 in 2014, $12,385 in 2013 and $11,973 in 2012; and (h) accrued but untaken vacation of $15,092 paid upon his retirement.

(6)	Includes (a) the market value of the ESOP allocation of $8,076 for 2014; (b) Company matching contribution to the 401(k) Plan of $7,750 in 2014; (c) an allocation under the SERP of $27,719 in 2014; (d) Company-paid life insurance premiums of $623 in 2014 and $248 in 2013; (e) Company-paid long-term disability premiums of $1,358 in 2014 and $342 in 2013; (f) Company-provided automobile benefit of $20,582 in 2014 and $14,699 in 2013; (g) Company-paid club dues of $5,451 in 2014; and (h) Company-paid, one-time relocation expenses of $128,296 in 2013 related to Mr. Maher’s recruitment to the Company.
(7)	Includes (a) the market value of the ESOP allocation of $9,981 in 2014, $8,997 in 2013 and $7,437 in 2012; (b) Company matching contribution to the 401(k) Plan of $9,100 in 2014, $8,925 in 2013 and $8,750 in 2012; (c) allocations under the SERP of $97,427 in 2014, $89,073 in 2013 and $81,602 in 2012; (d) Company-paid life insurance premiums of $2,571 in 2014, $2,532 in 2013 and $2,570 in 2012; (e) Company-paid long-term disability premiums of $1,799 in each of 2014, 2013 and 2012; and (f) Company provided automobile benefit of $8,693 in 2014, $8,787 in 2013 and $8,548 in 2012.
(8)	Includes (a) the market value of the ESOP allocation of $9,476 in 2014, $8,172 in 2013 and $6,606 in 2012; (b) Company matching contribution to the 401(k) Plan of $7,929 in 2014, $7,907 in 2013 and $7,688 in 2012; (c) Company-paid life insurance premiums of $1,222 in 2014, $1,137 in 2013 and $1,088 in 2012; (d) Company-paid long-term disability premiums of $1,220 in each of 2014, 2013 and 2012; and (e) Company-provided automobile benefit of $5,375 in 2014 and $6,000 in each of 2013 and 2012.
(9)	Includes (a) the market value of the ESOP allocation of $9,268 in 2014, $7,649 in 2013 and $6,044 in 2012; (b) Company matching contribution to the 401(k) Plan of $8,450 in 2014, $7,588 in 2013 and $7,122 in 2012; (c) Company-paid life insurance premiums of $1,190 in 2014, $1,054 in 2013 and $984 in 2012; (d) Company-paid long-term disability premiums of $1,324 in each of 2014, 2013 and 2012; and (e) Company-provided automobile benefit of $9,864 in 2014, $9,726 in 2013 and $9,788 in 2012.

For a description of the employment agreements entered into with Messrs. Garbarino, Maher and Fitzpatrick, see “Compensation Discussion and Analysis – Elements of Compensation – Employment Agreements.”

Grants of Plan-Based Awards

The following table sets forth certain information regarding stock options, restricted stock awards and non-equity incentive plan awards to the NEOs during the Company’s fiscal year ended December 31, 2014.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock
	Grant		Threshold	Target	Maximum	Stock	Underlying	Awards	& Option
Name	Date		($)	($)	($)	or Units (#)[2]	Options (#)[3]	($/Sh)[4]	Awards ($)[5]
John R. Garbarino	3/19/14		61,313	245,250	367,875	0	80,000	17.75	334,400
Christopher D. Maher	3/19/14	(6)	62,500	250,000	375,000	0	60,000	17.75	250,800
Michael J. Fitzpatrick	3/19/14		34,375	137,500	206,250	1,760	22,500	17.75	125,290
Joseph J. Lebel III	3/19/14		25,500	102,000	153,000	1,910	24,375	17.75	135,791
Joseph R. Iantosca	3/19/14		25,500	102,000	153,000	1,910	24,375	17.75	135,791

(1)	Amounts shown represent the range of potential payouts for fiscal 2014 performance under the 2011 Cash Incentive Compensation Plan. The performance period for the non-equity awards was January 1, 2014 through December 31, 2014.
(2)	Refers to awards of restricted shares of Company common stock under the Company’s 2011 Stock Incentive Plan (the “2011 Stock Plan”). Awards vest over five years from date of grant.
(3)	Refers to awards of stock options under the 2011 Stock Plan. Options vest over five years from date of grant.
(4)	Closing price of the underlying shares of Company common stock on the date of grant.

(5)	Reflects the value of restricted stock awards and stock options granted to the executive officers based on the grant date fair value of the awards. See note 12 to Company’s audited consolidated financial statements for the year ended December 31, 2014, filed with the Company’s Form 10-K for assumptions made in the valuation.
(6)	Mr. Maher’s non-equity incentive plan awards were made on March 19, 2014 but were increased to the amounts shown on April 23, 2014 upon the amendment of his employment agreement.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding stock options and stock awards held by the named executive officers of the Company at December 31, 2014:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
John R. Garbarino	3,430	—	23.070	1/19/15	—	—
	3,806	—	20.795	4/20/15	—	—
	63,000	—	23.475	2/15/16	—	—
	60,750	—	22.170	2/21/17	—	—
	63,788	—	16.810	2/20/18	—	—
	71,444	17,861	10.000	2/17/20	—	—
	54,000	36,000	13.870	2/18/21	—	—
	36,000	54,000	13.830	2/15/22	—	—
	16,000	64,000	14.620	2/15/23	—	—
	—	80,000	17.750	3/19/24	1,090	18,683

Christopher D. Maher	4,500	18,000	14.550	6/17/23	3,652	62,595
	—	60,000	17.750	3/19/24

Michael J. Fitzpatrick	1,320	—	23.070	1/19/15	—	—
	1,464	—	20.795	4/20/15	—	—
	30,000	—	23.475	2/15/16	—	—
	20,250	—	22.170	2/21/17	—	—
	21,263	—	16.810	2/20/18	—	—
	23,816	5,954	10.000	2/17/20	—	—
	18,000	12,000	13.870	2/18/21	—	—
	12,000	18,000	13.830	2/15/22	—	—
	4,500	18,000	14.620	2/15/23	—	—
	—	22,500	17.750	3/19/24	363	6,222
	—	—	—	—	908	15,563
	—	—	—	—	1,166	19,985
	—	—	—	—	1,223	20,962
	—	—	—	—	1,760	30,166

(Table continues and footnotes on following pages)

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Joseph J. Lebel III	10,000	—	22.740	4/28/16	—	—
	4,500	—	20.250	3/02/17	—	—
	7,088	—	16.810	2/20/18	—	—
	7,940	1,985	10.000	2/17/20	—	—
	6,075	4,050	13.870	2/18/21	—	—
	4,050	6,075	13.830	2/15/22	—	—
	2,250	9,000	14.620	2/15/23	—	—
	2,250	9,000	14.550	6/17/23	121	2,074
	—	24,375	17.750	3/19/24	306	5,245
	—	—	—	—	393	6,736
	—	—	—	—	1,219	20,894
	—	—	—	—	1,910	32,737

Joseph Iantosca	554	—	23.070	1/19/15	—	—
	615	—	20.795	4/20/15	—	—
	10,000	—	23.475	2/15/16	—	—
	6,750	—	20.250	3/2/17	—	—
	7,088	—	16.810	2/20/18	—	—
	7,088	—	12.280	2/18/19	—	—
	7,940	1,985	10.110	2/11/20	—	—
	6,075	4,050	13.870	2/18/21	—	—
	4,050	6,075	13.830	2/15/22	—	—
	2,250	9,000	14.620	2/15/23	—	—
	2,250	9,000	14.550	6/17/23	—	—
	—	24,375	17.750	3/19/24	121	2,074
	—	—	—	—	306	5,245
	—	—	—	—	393	6,736
	—	—	—	—	1,219	20,894
	—	—	—	—	1,910	32,737

(1)	Options vest as to 20% of the shares subject to the grant on each anniversary of the grant date, subject to the executive’s continued service on the relevant vesting dates. With respect to Mr. Garbarino’s stock options that have not vested, the options for 17,861 shares vest on February 17, 2015; the options for 36,000 shares vest in equal installments on February 18 of 2015 and 2016; the options for 54,000 shares vest in equal installments on February 15 of 2015, 2016 and 2017; the options for 64,000 shares vest in equal installments on February 15 of 2015, 2016, 2017 and 2018; and the options for 80,000 shares vest in equal installments on March 1 of 2015, 2016, 2017, 2018 and 2019. Mr. Garbarino’s service as a Director is deemed sufficient to allow for continued vesting.

With respect to Mr. Maher’s stock options that have not vested, the options for 18,000 shares vest in equal installments on June 17 of 2015, 2016, 2017 and 2018 and the options for 60,000 shares vest in equal installments on March 1 of 2015, 2016, 2017, 2018 and 2019.

With respect to Mr. Fitzpatrick’s stock options that have not vested, the options for 5,954 shares vest on February 17, 2015; the options for 12,000 shares vest in equal installments on February 18 of 2015 and 2016; the options for 18,000 shares vest in equal installments on February 15 of 2015, 2016 and 2017; the options for 18,000 shares vest in equal installments on February 15 of 2015, 2016, 2017 and 2018; and the options for 22,500 shares vest in equal installments on March 1 of 2015, 2016, 2017, 2018 and 2019.

With respect to Mr. Lebel’s stock options that have not vested, the options for 1,985 shares vest on February 17, 2015; the options for 4,050 shares vest in equal installments on February 18 of 2015 and 2016; the options for 6,075 shares vest in equal installments on February 15 of 2015, 2016 and 2017; the options for 9,000 shares (expiring February 15, 2023) vest in equal installments on February 15 of 2015, 2016, 2017 and 2018; the options for 9,000 shares (expiring June 17, 2023) vest in equal installments on June 17 of 2015, 2016, 2017 and 2018; and the options for 24,375 vest in equal installments on March 1 of 2015, 2016, 2017, 2018 and 2019.

With respect to Mr. Iantosca’s stock options that have not vested, the options for 1,985 shares vest on February 11, 2015; the options for 4,050 shares vest in equal installments on February 18 of 2015 and 2016; the options for 6,075 shares vest in equal installments on February 15 of 2015, 2016 and 2017; the options for 9,000 shares (expiring February 15, 2023) vest in equal installments on February 15 of 2015, 2016, 2017 and 2018; the options for 9,000 shares (expiring June 17, 2023) vest in equal installments on June 17 of 2015, 2016, 2017 and 2018; and the options for 24,375 vest in equal installments on March 1 of 2015, 2016, 2017, 2018 and 2019.

(2)	With respect to Mr. Garbarino’s shares that have not vested, the 1,090 shares vest on March 1, 2015. Mr. Garbarino’s service as a Director is deemed sufficient to allow for continued vesting.

With respect to Mr. Maher’s shares that have not vested, the 3,652 shares vest in equal installments on March 1 of 2015, 2016, 2017 and 2018.

With respect to Mr. Fitzpatrick’s shares that have not vested, the 363 shares vest on March 1, 2015; the 908 shares vest in equal installments on March 1 of 2015 and 2016; the 1,166 shares vest in equal installments on March 1 of 2015, 2016 and 2017; the 1,223 shares vest in equal installments on March 1 of 2015, 2016, 2017 and 2018; and the 1,760 shares vest in equal installments on March 1 of 2015, 2016, 2017, 2018 and 2019.

With respect to Mr. Lebel’s shares that have not vested, the 121 shares vest on March 1, 2015; the 306 shares vest in equal installments on March 1 of 2015 and 2016; the 393 shares vest in equal installments on March 1 of 2015, 2016 and 2017; the 1,219 shares vest in equal installments on March 1 of 2015, 2016, 2017 and 2018; and the 1,910 shares vest in equal installments on March 1 of 2015, 2016, 2017, 2018 and 2019.

With respect to Mr. Iantosca’s shares that have not vested, the 121 shares vest on March 1, 2015; the 306 shares vest in equal installments on March 1 of 2015 and 2016; the 393 shares vest in equal installments on March 1 of 2015, 2016 and 2017; the 1,219 shares vest in equal installments on March 1 of 2015, 2016, 2017 and 2018; and the 1,910 shares vest in equal installments on March 1 of 2015, 2016, 2017, 2018 and 2019.

(3)	Market Value computed using the closing price of the Company’s common stock on December 31, 2014 ($17.14).

Option Exercises and Stock Vested

The following table sets forth certain information regarding exercises of options or vesting of restricted shares during the Company’s fiscal year ended December 31, 2014:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
John R. Garbarino	—	—	1,090	20,579
Christopher D. Maher	—	—	914	17,256
Michael J. Fitzpatrick	—	—	1,514	28,584
Joseph J. Lebel III	—	—	712	13,443
Joseph R. Iantosca	—	—	783	14,783

(1)	Computed using closing price of the Company’s common stock on the applicable vesting date.

Nonqualified Deferred Compensation

Supplemental Executive Retirement Plan

The Bank maintains non-qualified SERPs to provide eligible executive officers with additional retirement benefits. For Messrs. Garbarino and Fitzpatrick, the benefits provided under the SERPs make up the difference between an amount up to 70% of the average of the highest compensation during any four consecutive calendar years and the benefits provided from the Bank’s 401(k) Retirement Plan plus the benefits which would have been provided from the Bank’s Retirement Plan (Pension Plan) which was frozen in 1996 and terminated in 1998. In addition, the SERP provides a benefit equal to the benefits lost from the ESOP due to the application of limitations imposed by the Code, as amended, on compensation and maximum benefits under the ESOP. The Bank established irrevocable trusts in connection with the SERPs for Messrs. Garbarino and Fitzpatrick. Each trust is funded with contributions from the Bank for the purpose of providing the benefits promised under the terms of the SERP. The assets of each trust are beneficially owned by the SERP participants, who recognize income as contributions are made to the trust. Earnings on the trust’s assets are taxable to the participants. On December 20, 2010, the Bank and Mr. Garbarino entered into an amendment to his SERP Agreement to make a portion of the payments due to Mr. Garbarino contingent upon performance against metrics established by the Compensation Committee to improve the tax deductibility to the Bank of his compensation. Of the $709,513 allocated to Mr. Garbarino under his SERP for 2014, $275,941 was contingent upon Company performance which has been achieved. Mr. Garbarino’s SERP was fully paid to him upon his retirement.

As part of Mr. Maher’s SERP arrangement, the Bank established in 2014 an account for the benefit of his retirement and commenced the funding of that SERP by an annual Company contribution. Such account will be paid in full upon the termination of his employment due to his retirement after age 65, resignation for Good Reason (as defined), termination without Cause (as defined) or his death. If Mr. Maher’s employment terminates other than as in the preceding sentence, Mr. Maher shall be paid the balance of the account, less contributions for the preceding five years and less any earnings on those forfeited contributions.

Nonqualified Deferred Compensation Plan for Executives

Certain NEOs may participate in the Deferral Plan. This Deferral Plan allows eligible officers selected by the Bank’s Board to defer receipt of up to 100% of base salary and annual bonus pursuant to the terms of the Plan. The participating executive’s deferral is credited to a bookkeeping account and increased on the last day of each month by interest earned at the rate equal to the Stable Fund Rate for the 401(k) Plan plus 250 basis points.

The following table sets forth certain information regarding nonqualified deferred compensation benefits to NEOs of the Company during the Company’s fiscal year ended December 31, 2014:

Name	Plan Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)(1)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($) (2)
John R. Garbarino	SERP Deferral Plan	— —	709,513 —	— —	— —	— —
Christopher D. Maher	SERP Deferral Plan	— —	27,719 —	— —	— —	— —
Michael J. Fitzpatrick	SERP Deferral Plan	— —	97,427 —	— 13,534	— —	— 423,804
Joseph J. Lebel III	SERP Deferral Plan	— —	— —	— —	— —	— —
Joseph R. Iantosca	SERP Deferral Plan	— —	— —	— —	— —	— —

(1)	Represents annual SERP contributions. The contributions are held in trust for the irrevocable benefit of SERP participants. Contributions and trust earnings are taxed to participants in the year they are added to the trust. SERP account balances are treated as participant assets, rather than Company assets, and are not reflected on the Company’s financial statements.
(2)	Excludes SERP account balances.

Potential Payments Upon Termination or Change in Control

The following describes the provisions of contracts, agreements or plans (other than plans available generally to salaried employees that do not discriminate in favor of executive officers) which provide for payments to executive officers at, following or in connection with termination of employment or a change in control of the Company.

Employment Agreements — Involuntary or Constructive Termination. The employment agreements of Messrs. Maher and Fitzpatrick provide for certain severance payments in the event employment is terminated by the Company or the Bank without cause or the executive terminates employment under the circumstances described above under “Compensation Discussion and Analysis – Elements of Compensation Employment Agreements.” The severance payment provided under the employment agreements would be equal to (i) the amount of remaining payments the executive would receive if he had continued employment during the remaining term of the agreement at the executive’s base salary as of the date of termination and (ii) an amount equal to the annual contributions that would have been made on executive’s behalf to any employee benefit plans of the Company or the Bank during the remaining term of the agreement based on contributions made as of the date of termination, or in the case of Mr. Maher, if greater, one year’s base salary at the time of termination. In addition, the executive would receive continued life, medical, dental and disability coverage for the remaining term of the agreement, or in the case of Mr. Maher, one year, if longer. Payments, other than continued welfare benefits, would be made on a lump sum basis. Payments and benefits would be provided by either the Company or the Bank.

Employment Agreements — Involuntary or Constructive Termination Following Change in Control. The employment agreements for Messrs. Maher and Fitzpatrick provide for certain payments if the officer’s employment is terminated by the Company or the Bank following a “change in control” due to (i) the executive’s dismissal, other than for cause, or (ii) the executive’s voluntary resignation following any failure to reelect the executive to his current offices, a material change in the executive’s functions, duties or responsibilities, a material change in the executive’s principal place of employment, material reduction in the executive’s salary, or material breach of the employment agreement unless such termination is due to death or for cause, as defined in the agreement.

A “change in control” means a change in control of the Company or the Bank involving (a) an event reportable on Form 8-K pursuant to Section 13 or 15(d) of the Exchange Act; (b) a Change in Control within the meaning of the Home Owners’ Loan Act of 1933, the Federal Deposit Insurance Act or Office of the Comptroller of the Currency regulations; (c) a person becoming beneficial owner, directly or indirectly, of 20% the outstanding securities of the Company or the Bank; (d) a change in majority control of the Board of Directors of the Company, other than a change approved by the incumbent board; (e) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Company or the Bank in which either entity is not the survivor; (f) a distribution soliciting proxies for stockholder approval of a plan of reorganization, merger or consolidation of the Company or the Bank as a result of which the outstanding shares of the class of securities then subject to the plan would be exchanged for or converted into cash or property or securities not issued by either entity; or (g) a tender offer is made for 20% or more of the voting securities of the Company or the Bank.

If the change in control benefit is triggered, the officer is entitled to a benefit equal to the greater of (A) three times the executive’s average annual compensation paid in the preceding five taxable years (or a lesser number of years if the executive has been with the Company for less than five years) or (B) the payments due for the remaining term of the agreement. In addition, the executive would become entitled to continued life, medical, dental and disability coverage for 36 months following the change in control. In the event payments and benefits under employment agreements, together with other payments and benefits he may receive, would constitute an excess parachute payment under section 280G of the Code, the employment agreements do not provide for “tax gross-ups.” Rather, they provide that the executive would be entitled to the greater of (i) the total net-after tax benefit or (ii) the net-after tax benefit after reduction of the aggregate payment to an amount $1.00 less than the executive’s “base amount,” which is three times the executive’s average taxable compensation for the five tax years ending with the tax year prior to the change in control. Payments, other than continued welfare benefits, would be made on a lump sum basis. Payments under the employment agreements and CIC agreements described below in the event of a change in control may constitute some portion of an excess parachute payment under section 280G of the Code for executive officers, resulting in the imposition of an excise tax on the recipient and denial of the deduction for such excess amounts to the Company and the Bank. Benefits would be provided by the Company or the Bank, but not both.

Change in Control Agreements — Involuntary or Constructive Termination Following Change in Control. The CIC Agreements with Messrs. Lebel and Iantosca provide for certain payments if the officer’s employment is terminated by the Company or the Bank following a “change in control” due to (i) the executive’s dismissal other than for cause or (ii) the executive’s voluntary resignation following any failure to re-elect the executive to his current offices, a material change in the executive’s functions, duties or responsibilities, a material change in the executive’s principal place of employment, a material change in the executive’s salary, or a material breach of the CIC Agreement by the Company or the Bank, unless such termination is due to death or for cause, as defined in the agreement.

For purposes of the CIC Agreements, the definition of “Change in Control” is the same as described above under “Employment Agreements – Involuntary or Constructive Termination Following a Change of Control.”

If the change in control benefit is triggered, the officer is entitled to a benefit equal to two times the executive’s average annual compensation paid in the most recent five taxable years (or a lesser number of years if the executive has been with the Company for less than five years). In addition, the executive would become entitled to continued life, medical, dental and disability coverage for 36 months following the change in control. In the event payments and benefits under the CIC Agreements, together with other payments and benefits he may receive, would constitute an excess parachute payment under section 280G of the Code, the CIC Agreements do not provide for “tax gross-ups.” Rather, they provide that the executive would be entitled to the greater of (i) the total net-after tax benefit or (ii) the net-after tax benefit after reduction of the aggregate payment to an amount $1.00 less than the executive’s “base amount,” which is three times the executive’s average taxable compensation for the five tax years ending with the tax year prior to the change in control. Payments, other than continued welfare benefits, would be made on a lump sum basis. Benefits would be provided by the Company or the Bank, but not both.

Equity Incentive Plan — Change in Control Grant. In the event of a change in control, each of the 2006 Stock Plan and the 2011 Stock Plan provides that each option award under the plan will become fully exercisable and remain exercisable for the duration of its term and all restricted stock awards will become fully vested. In addition, each such plan provides that all stock available for grant under the plan will be automatically granted to employees and outside directors in proportion to the grants of awards previously made under the 2011 Stock Plan, the 2006 Stock Plan and the Company’s 2000 Stock Option Plan. Under these plans, “Change in Control” has substantially the same meaning as described above under “Employment Agreements Involuntary or Constructive Termination Following a Change in Control.”

Supplemental Executive Retirement Plan — Involuntary or Constructive Termination. In the event of a “change in control,” Mr. Fitzpatrick is entitled to a lump sum contribution equal to the supplemental retirement income benefit contribution required for the year in which the change in control occurs plus the present value of the total supplemental retirement income benefit contributions which would have been required for the three years following the year in which the change in control occurs. In the event of a “change in control,” Mr. Maher is entitled to a lump sum contribution equal to the sum of: (a) the account balance as of the date of the change in control, (b) the amount required to be credited to the account for year in which such change in control occurs (unless already made); and (c) the present value (computed using a discount rate equal to 4% per annum) of the amounts that would have been required to be credited to the account for the three years following the year in which such change in control occurs.

Summary of Potential Payments Upon Termination or Change in Control. The following tables summarize potential payments to each executive officer listed on the summary compensation table assuming a triggering termination of employment occurred on December 31, 2014. The tables do not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

John R. Garbarino

Payments and Benefits	Involuntary or Constructive Termination		Change in Control		Involuntary or Constructive Termination following a Change in Control(1)		Death
Cash Compensation	—	(2)	—		$3,531,087		—
Value of Continued Health and Welfare Benefits	—	(2)(3)	$89,420	(3)	—	(3)	—
Acceleration of Stock and Option Awards	—		603,950	(4)	—		$603,950	(4)
Automatic Stock Grant	—		3,777,296	(5)	—		—

Total	—		$4,470,666		$3,531,087		$603,950

(1)	Executive would also receive benefits set forth under “Change in Control.”
(2)	Mr. Garbarino’s employment agreement expired on December 31, 2014.
(3)	Approximate lump sum value of continued life, medical, dental and disability coverage for remaining term of employment agreement (36 months in the case of a termination following a change in control).
(4)	Represents the value of accelerated vesting of 1,090 shares of restricted Company stock and stock options covering 251,861 shares of Company stock. Stock options that become vested due to a change in control or death are valued based on their option spread (i.e., the difference between the fair market value of a share of common stock at the time of the change in control or death and the exercise price).
(5)	Represents the value of an automatic change in control award of 4,864 shares of Company common stock under the 2006 Stock Incentive Plan and 215,515 shares of Company common stock under the 2011 Stock Incentive Plan based on the number of shares remaining in those plans as of December 31, 2014.

Christopher D. Maher

Payments and Benefits	Involuntary or Constructive Termination		Change in Control		Involuntary or Constructive Termination following a Change in Control(1)		Death
Cash Compensation	$1,997,971	(2)	—		$1,910,988		—
Value of Continued Health and Welfare Benefits	28,994	(3)	—		86,983	(3)	—
Acceleration of Stock and Option Awards	—		$109,229	(4)	—		$109,229	(4)
Automatic Stock Grant	—		343,828	(5)	—		—
SERP Contribution	—		118,759	(6)	—		29,429	(7)

Total	$2,026,965		$571,816		$1,997,971		$138,658

(1)	Executive would also receive benefits set forth under “Change in Control.”
(2)	Represents lump sum value of payments due for the remaining term of the employment agreement based on current year levels of base salary, incentive plan payment and fringe benefits.
(3)	Approximate lump sum value of continued life, medical, dental and disability coverage for 12 months following termination (36 months in the case of a termination following a change in control).
(4)	Represents the value of accelerated vesting of 3,652 shares of restricted Company stock and stock options covering 78,000 shares of Company stock. Stock options that become vested due to a change in control or death are valued based on their option spread (i.e., the difference between the fair market value of a share of common stock at the time of the change in control or death and the exercise price).

(5)	Represents the value of an automatic change in control award of 20,060 shares of Company common stock under the 2011 Stock Incentive Plan based on the number of shares remaining in that plan as of December 31, 2014.
(6)	Represents the value of the lump sum change in control SERP contribution equal to the present value of the contributions that would be required for the three years following the change in control.
(7)	Represents the lump sum value of the remaining SERP contributions that would be required following the death of the executive.

Michael J. Fitzpatrick

Payments and Benefits	Involuntary or Constructive Termination		Change in Control		Involuntary or Constructive Termination following a Change in Control(1)		Death
Cash Compensation	$1,072,293	(2)	—		$1,268,520		—
Value of Continued Health and Welfare Benefits	76,603	(3)	—		88,958	(3)	—
Acceleration of Stock and Option Awards	—		$279,642	(4)	—		$279,642	(4)
Automatic Stock Grant	—		1,381,244	(5)	—		—
SERP Contribution	—		322,587	(6)	—		795,608	(7)

Total	$1,148,896		$1,983,473		$1,357,478		$1,075,250

(1)	Executive would also receive benefits set forth under “Change in Control.”
(2)	Represents lump sum value of payments due for the remaining term of the employment agreement based on current year levels of base salary, incentive plan payment and fringe benefits.
(3)	Approximate lump sum value of continued life, medical, dental and disability coverage for remaining term of employment agreement (36 months in the case of a termination following a change in control).
(4)	Represents the value of accelerated vesting of 5,420 shares of restricted Company stock and stock options covering 76,454 shares of Company stock. Stock options that become vested due to a change in control or death are valued based on their option spread (i.e., the difference between the fair market value of a share of common stock at the time of the change in control or death and the exercise price).
(5)	Represents the value of an automatic change in control award of 1,806 shares of Company common stock under the 2006 Stock Incentive Plan and 78,778 shares of Company common stock under the 2011 Stock Incentive Plan based on the number of shares remaining in those plans as of December 31, 2014.
(6)	Represents the value of the lump sum change in control SERP contribution equal to the present value of the contributions that would be required for the three years following the change in control.
(7)	Represents the lump sum value of the remaining SERP contributions that would be required following the death of the executive.

Joseph J. Lebel III

Payments and Benefits	Involuntary or Constructive Termination	Change in Control		Involuntary or Constructive Termination following a Change in Control(1)		Death
Cash Compensation	—	—		$533,832		—
Value of Continued Health and Welfare Benefits	—	—		86,987	(2)	—
Acceleration of Stock and Option Awards	—	$161,252	(3)	—		$161,252	(3)
Automatic Stock Grant	—	462,214	(4)	—		—

Total	—	$623,466		$620,819		$161,252

(1)	Executive would also receive benefits set forth under “Change in Control.”
(2)	Approximate lump sum value of continued life, medical, dental and disability coverage for 36 months following termination.
(3)	Represents the value of accelerated vesting of 3,949 shares of restricted Company stock and stock options covering 54,485 shares of Company stock. Stock options that become vested due to a change in control or death are valued based on their option spread (i.e., the difference between the fair market value of a share of common stock at the time of the change in control or death and the exercise price).
(4)	Represents the value of an automatic change in control award of 378 shares of Company common stock under the 2006 Incentive Stock Plan and 26,589 shares of Company common stock under the 2011 Stock Incentive Plan based on the number of shares remaining in those plans as of December 31, 2014.

Joseph R. Iantosca

Payments and Benefits	Involuntary or Constructive Termination	Change in Control		Involuntary or Constructive Termination following a Change in Control(1)		Death
Cash Compensation	—	—		$494,079		—
Value of Continued Health and Welfare Benefits	—	—		87,257	(2)	—
Acceleration of Stock and Option Awards	—	$161,034	(3)	—		$161,034	(3)
Automatic Stock Grant	—	508,595	(4)	—		—

Total	—	$669,629		$581,336		$161,034

(1)	Executive would also receive benefits set forth under “Change in Control.”
(2)	Approximate lump sum value of continued life, medical, dental and disability coverage for 36 months following termination.
(3)	Represents the value of accelerated vesting of 3,949 shares of restricted Company stock and stock options covering 54,485 shares of Company stock. Stock options that become vested due to a change in control or death are valued based on their option spread (i.e., the difference between the fair market value of a share of common stock at the time of the change in control or death and the exercise price).
(4)	Represents the value of an automatic change in control award of 444 shares of Company common stock under the 2006 Stock Incentive Plan and 29,229 shares of Company common stock under the 2011 Stock Incentive Plan based on the number of shares remaining in those plans as of December 31, 2014.

DIRECTOR COMPENSATION

The following table sets forth certain information regarding compensation earned by or paid to the Directors during the Company’s fiscal year ended December 31, 2014:

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	Option Awards ($)[3]	Nonqualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)[5]	Total ($)
Joseph J. Burke	73,800	33,370	—	—	16,373	123,543
Angelo Catania	68,200	33,370	—	—	12,364	113,934
John W. Chadwick	68,200	33,370	—	—	12,904	114,474
Donald E. McLaughlin	75,500	33,370	—	—	12,364	121,234
Diane F. Rhine	76,200	33,370	—	—	12,364	121,934
Mark G. Solow	65,100	33,370	—	—	12,364	110,834
John E. Walsh	73,000	33,370	—	—	—	106,370

(1)	Aggregate dollar amount of all fees earned or paid in cash for services as a Director, including annual retainer fees, committee and/or chairmanship fees, and meeting fees.
(2)	For awards of stock, the amounts presented above reflect the full grant date fair value. Each Director received an award of 1,880 shares of restricted stock in 2014. The grant date fair value of these stock awards is expensed over a five-year vesting period. Each of the Directors, other than Mr. Solow, had 3,296 shares of restricted stock unvested at the end of 2014. Mr. Solow had 2,857 shares of restricted stock unvested at the end of 2014.
(3)	For awards of stock options, the amounts are based on the grant date fair value. No grant of options was made to the Directors in 2014. Each of the Directors had vested and unvested options to purchase the following number of shares of Company common stock outstanding at the end of 2014: Mr. Burke, 23,786; Mr. Catania, 23,786; Mr. Chadwick, 28,786; Mr. McLaughlin, 28,786; Ms. Rhine, 28,786; Mr. Solow, 12,250; and Mr. Walsh, 28,786.
(4)	Reflects above-market or preferential earnings on non-tax-qualified deferred compensation.
(5)	Company paid medical benefits.

Cash and Stock Retainers and Meeting Fees for Non-Employee Directors. The following tables set forth the applicable retainers and fees effective July 2014 that are paid annually to non-employee Directors for their service on the Board of Directors of the Bank and the Board of Directors of the Company. Until a Director attains the stock ownership levels required under the Guidelines for Directors, the Company and Bank retainers are paid in the form of Company stock.

Directors of OceanFirst Bank:
Annual Retainer	$20,000	(paid in quarterly installments	)
Fee per Board Meeting (Regular or Special)	$1,500
Fee per Committee Meeting	$800

Directors of OceanFirst Financial Corp.:
Annual Retainer	$20,000	(paid in quarterly installments	)
Additional Annual Cash Retainer for the Chairperson of: each of the Audit Committee, the Corporate Governance/Nominating Committee, the Compensation Committee and the Risk Committee:	$8,000

Deferred Compensation Plan for Directors. The Bank maintains a deferred compensation plan for the benefit of non-employee Directors. The plan is a non-qualified arrangement which offers participating Directors the opportunity to defer compensation through a reduction in fees in lieu of a promise of future benefits. Such benefits are payable commencing at an age mutually agreed upon by the Bank and the participating Director (the “Benefit

Age”). The benefits equal the account balance of the Director annuitized over a period of time mutually agreed upon by the Bank and the Director, and then reannuitized at the beginning of each calendar year thereafter. Lump sum payouts are also available upon eligibility for distribution of benefits or in the event of the death of the Director. The account balance equals deferrals and interest. Currently, the plan credits interest on deferrals at a rate equal to the sum of (i) the “Stable Fund” investment option in the Bank’s qualified 401(k) plan plus (ii) 250 basis points. Early distribution of benefits may occur under certain circumstances which include change in control, financial hardship, termination for cause, disability or termination of the plan by authorization of the Board of Directors.

COMPENSATION COMMITTEE REPORT

The following is the report of the Compensation Committee with respect to the Company’s Compensation Discussion and Analysis for the fiscal year ended December 31, 2014:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management of the Company. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2014 and the Company’s proxy statement for the annual meeting of stockholders to be held on May 6, 2015.

The Human Resources/Compensation Committee

Diane F. Rhine, Chair

Mark G. Solow

John E. Walsh

The above report of the Compensation Committee does not constitute “soliciting material” and should not be deemed to be “filed” with the Commission or incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates this report by reference in any of those filings.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

No person serving as a member of the Compensation Committee, Diane F. Rhine, Mark G. Solow or John E. Walsh, during the past fiscal year, is or was a current or former officer or employee of the Company or the Bank or engaged in certain transactions with the Company or the Bank that are required to be disclosed by Commission regulations. See “Transactions With Management—Other Transactions.” Additionally, there are no compensation committee “interlocks,” which generally means that no executive officer of the Company or the Bank served as a director or member of the compensation committee of another entity, one of whose executive officers serves as a Director or member of the Compensation Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Commission. Executive officers, directors and greater than 10% stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of copies of such reports it has received and written representations provided to the Company from the individuals required to file the reports, the Company believes that each of the Company’s executive officers and directors, and greater than 10% beneficial owners have complied with all applicable reporting requirements for transactions in the Company’s common stock during the fiscal year ended December 31, 2014.

TRANSACTIONS WITH MANAGEMENT

Loans and Extensions of Credit

The Sarbanes-Oxley Act of 2002 generally prohibits loans by the Company to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by a bank to its executive officers and directors as long as they are made in compliance with federal banking regulations. The Bank’s policies require that all transactions between the Bank and its executive officers, directors, holders of 10% or more of the shares of any class of its common stock, and affiliates thereof, contain terms no less favorable to the Bank than could have been obtained by it in arm’s length negotiations with unaffiliated persons and must be prior approved by a majority of the entire Board of Directors of the Bank, with any person having any interest in the transaction abstaining. All loans made by the Bank to its executive officers and directors were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

Notwithstanding the above, the Bank offers to executive officers certain loans on terms not available to the public but available to all other full-time employees, as permitted under federal banking regulations. The Bank has a policy of providing mortgage, home equity and auto loans to officers and employees who have completed one year of service, at a rate that is 1% below the Bank’s prevailing rate for the specific type of loan. The following chart reflects loans outstanding to executive officers and immediate family members sharing the same household as the executive officer, which were made at the discounted interest rate and which exceed $120,000 in the period presented. The information is presented as of December 31, 2014:

OCEANFIRST BANK CREDIT EXTENSIONS TO INSIDERS

AS OF DECEMBER 31, 2014

NAME	POSITION	LOAN TYPE	LARGEST AMOUNT OF PRINCIPAL OUTSTANDING IN 2014	PRINCIPAL OUTSTANDING AS OF DECEMBER 31, 2014	PRINCIPAL PAID IN 2014	INTEREST PAID IN 2014	CURRENT RATE
Joseph R. Iantosca	Executive Vice President, Chief Administrative Officer of the Bank	First Mortgage	$496,577	$477,644	$18,933	$9,149	1.875%

Other Transactions

The Board of Directors has placed a moratorium on any other transactions between the Company and Bank and any director, their family members or affiliated entities. No such transactions took place in 2014.

LEADERSHIP COMMITTEE PROCEDURES AS TO DIRECTOR NOMINATIONS

General

It is the policy of the Company’s Leadership Committee to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors. The Corporate Leadership Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Leadership Committee does not perceive a need to increase the size of the Board of Directors. In order to avoid the unnecessary use of the Leadership Committee’s resources, the Leadership Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Stockholders

To submit a recommendation of a director candidate to the Leadership Committee, a stockholder should submit the following information in writing, addressed to the Chairman of the Leadership Committee, care of the Corporate Secretary, at the main office of the Company:

(1)	The name of the person recommended as a director candidate;

(2)	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act, as amended;

(3)	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

(4)	As to the stockholder making the recommendation, the name and address, as they appear on the Company’s books, of such stockholder; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

(5)	A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of stockholders, the recommendation must be received by the Leadership Committee at least 120 calendar days prior to the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting, advanced by one year.

Criteria for Director Nominees

The Leadership Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. The same criteria are used for persons nominated by the Committee or by a stockholder. First a candidate must meet the eligibility requirements set forth in the Company’s Bylaws, which include an age limitation and a requirement that the candidate maintain a residence in New Jersey. A candidate also must meet any qualification requirements set forth in any Board or committee governing documents.

The Leadership Committee will consider the following criteria in selecting nominees: financial, regulatory and business experience; familiarity with and participation in the local community; integrity, honesty and reputation; dedication to the Company and its stockholders; independence; and any other factors the Leadership Committee deems relevant, including age, diversity of skills, size of the Board of Directors and regulatory disclosure obligations.

The Leadership Committee may weigh the foregoing criteria differently in different situations, depending on the composition of the Board of Directors at the time, and whether a director is expected to retire in the near future. While no single nominee may possess all of the skills needed to be a director, the Committee seeks to maintain a diversity of skills among the board members necessary for the optimal functioning of the Board in its oversight of the Company. The Committee will strive to maintain at least one director who meets the definition of “audit committee financial expert” under the Commission’s regulations.

In addition, prior to nominating an existing director for re-election to the Board of Directors, the Leadership Committee will consider and review an existing director’s Board performance and attendance at Board and Committee meetings and other Company functions; length of Board service; experience, skills and contributions that the existing director brings to the Board; and independence.

Process for Identifying and Evaluating Nominees

Pursuant to the Leadership Committee Charter as approved by the Board, the Leadership Committee is charged with the central role in the process relating to director nominations, including identifying, interviewing and selecting individuals who may be nominated for election to the Board of Directors. The process the committee follows when it identifies and evaluates individuals to be nominated for election to the Board of Directors is as follows:

Identification. For purposes of identifying nominees for the Board of Directors, the Leadership Committee relies on personal contacts of the committee and other members of the Board of Directors as well as its knowledge of members of the Company’s local communities. The Leadership Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth above. The Leadership Committee has not received any recommended nominees from the Company’s stockholders to be considered for election at this annual meeting. The Leadership Committee has used an independent search firm to assist in identifying candidates to fill the vacancy created by the retirement of Director Chadwick in 2015, and may from time to time, but does not use a search firm to identify or evaluate potential director nominees in the ordinary course.

Evaluation. In evaluating potential director candidates, the Leadership Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above. In addition, the Leadership Committee will conduct a check of the individual’s background and interview the candidate.

ADDITIONAL INFORMATION

Stockholder Proposals

In order to be eligible for inclusion in the Corporation’s proxy materials for next year’s Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Corporation’s main office at 975 Hooper Avenue, Toms River, New Jersey 08754, no later than November 28, 2015. If next year’s Annual Meeting is held on a date more than 30 calendar days from May 6, 2016, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation material for such Annual Meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Commission.

Stockholder Nominations

The Company’s Bylaws provide that in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the Annual Meeting, a stockholder must deliver notice of such nominations and/or proposals to the Corporate Secretary not less than 90 days before the date of the Annual Meeting; provided that if less than 100 days’ notice or prior public disclosure of the date of the Annual Meeting is given to stockholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the date of the Annual Meeting was mailed to stockholders or prior public disclosure of the meeting date was made. Stockholders must comply with the Company’s procedures to be followed by stockholders to submit a recommendation of a director candidate. See “Leadership Committee Procedures as to Director Nominations.” A copy of the full text of the Bylaw provisions discussed above may be obtained by writing the Corporate Secretary at 975 Hooper Avenue, Toms River, New Jersey 08754-2009.

Stockholder Communications

The Company encourages stockholder communications to the Board of Directors and/or individual directors. Communications regarding financial or accounting policies may be made to the Chairman of the Audit Committee, Joseph J. Burke, CPA, at the Company’s address. Other communications to the Board of Directors may be made to the Chairman of the Leadership Committee, John E. Walsh, at the Company’s address. Communications to individual directors may be made to such director at the Company’s address.

In addition, the Board of Directors encourages directors to attend the Annual Meeting of Stockholders. All directors then appointed, other than Joseph J. Burke, attended the Annual Meeting of Stockholders held on May 8, 2014.

MISCELLANEOUS

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company common stock. In addition to soliciting proxies by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone without receiving additional compensation. The Company will pay Georgeson Inc., a proxy solicitation firm, a fee of $6,000 plus expenses to assist the Company in soliciting proxies.

The Company’s Annual Report to Stockholders has been mailed to persons who were stockholders as of the close of business on March 10, 2015. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated in this proxy statement by reference.

Important Notice Regarding the Availability of Proxy Materials for the

Stockholders Meeting to Be Held on May 6, 2014

The proxy statement and Annual Report to Stockholders are available on the Company’s website (www.oceanfirst.com).

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission may be accessed through the Company’s website (www.oceanfirst.com). A copy of the Form 10-K (without exhibits) will be furnished without charge to persons who were stockholders as of the close of business on March 10, 2015 upon written request to Jill Apito Hewitt, Senior Vice President and Investor Relations Officer, OceanFirst Financial Corp., 975 Hooper Avenue, Toms River, New Jersey 08754.

If you and others who share your address own your shares in street name, your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce the printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in street name and are receiving multiple copies of the Annual Report and proxy statement, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the Annual Meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope. If you plan on attending and need directions to the meeting place, please contact Jill Apito Hewitt, Senior Vice President and Investor Relations Officer, OceanFirst Financial Corp., 975 Hooper Avenue, Toms River, New Jersey 08754.

By Order of the Board of Directors

Steven J. Tsimbinos

Corporate Secretary

Toms River, New Jersey

March 31, 2015

You are cordially invited to attend the Annual Meeting of Stockholders in person. Whether or not you plan to attend the Annual Meeting, you are requested to sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope.

0                         ¢

OCEANFIRST FINANCIAL CORP.

ANNUAL MEETING OF STOCKHOLDERS

May 6, 2015

10:00 a.m.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints the Proxy Committee of the Board of OceanFirst Financial Corp. (the “Company”), each with full power of substitution to act as attorneys and proxies for the undersigned and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders, to be held at The Crystal Point Yacht Club, 3900 River Road, at the intersection of State Highway 70, Point Pleasant, New Jersey on May 6, 2015, at 10:00 a.m. and at any and all adjournments thereof.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted “FOR” each of the nominees as directors specified under Proposal 1 and “FOR” Proposals 2 and 3. If any other business is presented at the meeting, this proxy will be voted the Proxy Committee in its best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Meeting.

(Continued and to be signed on the reverse side)

¢ 1.1	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

OCEANFIRST FINANCIAL CORP.

May 6, 2015

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.oceanfirst.com.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢	20303300000000001000 5	050615

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES AS DIRECTORS SPECIFIED IN PROPOSAL 1					THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 2 AND 3.
1.	Election of Directors:
		NOMINEES:					FOR	AGAINST	ABSTAIN
☐	FOR ALL NOMINEES	š š š	Jack M. Farris Diane F. Rhine Mark G. Solow		2.	Advisory vote on the compensation of the Company’s named executive officers.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES				3.	The ratification of the appointment of KPMG LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2015.	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)				The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting, an Annual Report to Stockholders and a Proxy Statement dated March 31, 2015.
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ˜
						I plan to attend the Meeting.		☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢